SCHEDULE 14C INFORMATION
              INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                OF THE SECURITIES EXCHANGE ACT OF 1934

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[X] Preliminary Information Statement
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        (as permitted by Rule 14c-5(d)(2))

                           PELICAN FINANCIAL, INC.
               (Name of Registrant as Specified in Its Charter)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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          ____________________________________________________________________

      (2)  Aggregate number of securities to which transactions applies:
          _____________________________________________________________________

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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                         INFORMATION STATEMENT
                      ____________________________

                         PELICAN FINANCIAL, INC.
                      _____________________________

         Pelican Financial, Inc., or Pelican, is distributing to each record holder of its common stock as of the close of business on , 2003, the record date, one share of common stock of The Washtenaw Group, Inc., or Washtenaw, for each share of Pelican common stock owned. Pelican is mailing this information statement to you on or about , 2003 in order to provide you with certain information about the distribution and Washtenaw.

         Pelican currently owns all of the outstanding shares of Washtenaw's common stock. As of the close of business on , 2003, Pelican will distribute all of the outstanding shares of Washtenaw common stock to the holders of Pelican common stock on a share-for-share basis. Pelican shareholders will not be asked to make any payment or give any other consideration for receiving shares of Washtenaw common stock. There is no current market for the Washtenaw common stock, although Washtenaw has applied to have it listed on The American Stock Exchange, or the "Amex," as of the date of the distribution.

         In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors."

         We are not asking for a proxy and you are requested not to send us a proxy.

         This distribution has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the adequacy or accuracy of this information statement.

         If you have any questions concerning the distribution, you may contact Howard Nathan of Pelican Financial, Inc. at 800-765-5562 or Isaac Kagen of American Stock Transfer and Trust Company, New York, New York, which is acting as distribution agent, at 718-921-8200.

         The date of this Information Statement is                 , 2003.

WHERE YOU CAN FIND MORE INFORMATION

         Pelican files annual, quarterly and current reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that Pelican has filed at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. Pelican's SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         Washtenaw has filed a registration statement on Form 10 with the SEC to register Washtenaw's common stock under the Securities Exchange Act of 1934. This information statement does not contain all of the information set forth in the Form 10 and its exhibits. For more information about Washtenaw and the common stock being distributed to you, you should refer to that registration statement.



                                  TABLE OF CONTENTS


SUMMARY.................................................................   4

INTRODUCTION.......................................................        7

THE DISTRIBUTION.................................................          8

RISK FACTORS.........................................................      11

DIVIDEND POLICY....................................................        16

BUSINESS.................................................................  16

SELECTED FINACIAL DATA.................................................... 28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATION.......................                 32

MANAGEMENT..............................................................   51

EXECUTIVE COMPENSATION................................................     53

DESCRIPTION OF CAPITAL STOCK......................................         57

INDEX TO FINANCIAL STATEMENTS.................................             61


SUMMARY

         The following is a summary of the information contained elsewhere in this Information Statement. It is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements contained in this Information Statement.

Which company is making the distribution?

         The distributing company is Pelican Financial, Inc., a bank holding company that conducts operations through two wholly owned subsidiaries. Prior to the distribution its direct subsidiaries are Washtenaw and Pelican National Bank, or the "Bank," a national bank headquartered in Naples, Florida.

Which company's common stock is being distributed?

         Pelican is distributing Washtenaw's common stock. Washtenaw is the holding company for Washtenaw Mortgage Company, a mortgage banking company headquartered in Ann Arbor, Michigan engaged in wholesale, correspondent, and retail mortgage lending. Washtenaw Mortgage Company was organized in February 1981 by Pelican's Chairman and Chief Executive Officer and another individual and became a subsidiary of Pelican following its organization in March 1997.

Why is Pelican distributing Washtenaw's common stock?

         There are several reasons for the distribution, including the following:

o it is expected to enhance Pelican's ability to raise capital and expand its business;

o    it will allow Pelican to focus on its retail banking core business segment;

o both Pelican and Washtenaw will be able to adopt strategies and pursue opportunities appropriate to their specific businesses;

o Washtenaw may be able to achieve future growth through internal expansion and acquisitions utilizing its own equity; and

o investors will be better able to evaluate the different merits of each business and its future prospects, enhancing the likelihood that each will achieve appropriate market recognition of its performance and potential.

How many shares of Washtenaw's common stock are being distributed?

         All shares of Washtenaw's common stock that will be outstanding as of the date of the distribution are being distributed to Pelican shareholders. The shares are being distributed on a share-for-share basis, meaning Pelican shareholders will receive one share of Washtenaw common stock for each share of Pelican common stock they own. As Pelican currently has no fractional shares outstanding, no fractional shares of Washtenaw common stock will be distributed in the distribution.


Will there be a trading market for the shares of Washtenaw common stock?

         Washtenaw has applied to list its common stock on the Amex under the ticker symbol " ". We expect the stock to begin trading as of the effective date of the distribution, although we cannot be certain that the application for listing will be approved or will be approved on a timely basis.

What is the record date for the distribution?

         The record date for the distribution is , 2003. This means that holders of record of Pelican common stock as of the close of business on that date are entitled to receive shares of Washtenaw common stock in the distribution.

When will the Washtenaw shares be distributed?

         The Washtenaw shares will be distributed on or about , 2003.

Who is the distribution agent?

         The distribution agent is American Stock Transfer and Trust Company, New York, New York, or "AST."

Will the distribution be taxable?

         No. Pelican has obtained a letter ruling from the Internal Revenue Service to the effect that the distribution will be treated as a tax-free distribution to Pelican shareholders.

Who will be the transfer agent and registrar for the Washtenaw common stock?

         The transfer agent and registrar for the Washtenaw common stock will be AST.

Will there be any continuing relationship between Pelican and Washtenaw following the distribution?

         Charles C. Huffman, who currently owns 1,963,550 shares, or approximately 43.9% of the outstanding common stock of Pelican will own the same number and percentage of shares of Washtenaw following the distribution. In addition, two trusts for the benefit of Mr. Huffman's two adult children will hold an additional 564,844 shares or 12.7% of the Washtenaw common stock to be outstanding. By virtue of this level of ownership Mr. Huffman will have the ability to control the management of both companies.

         Immediately following the distribution, the same individuals will serve as officers and directors of both Pelican and Washtenaw. Over time, we expect that the two companies will develop management teams with some common officers and directors and some different officers and directors.


         Prior to the distribution, most of the company-wide administrative services, such as accounting, human resources, and information technology, were performed by employees of Washtenaw. Pelican and Washtenaw have entered into a transitional services agreement under which Washtenaw will continue to provide these services to Pelican on a cost-reimbursable basis for a period of one year, subject to renewal options.

         Washtenaw maintains non-interest-bearing custodial accounts at the Bank for investors in the loans it services. These accounts hold the principal, interest, taxes and insurance collected on the loans prior to distribution to the investors, and provide a source of cash for the Bank. During 2001 and 2002 average balances on these accounts were approximately $19.5 million and $39.4 million, respectively. Washtenaw and the Bank expect to continue this relationship following the distribution, although it could be terminated at any time by either party.

What will be the effect of the distribution on outstanding Pelican stock options?

         Pelican Financial employees will retain their stock options under the Pelican Stock Option and Incentive Plan. Washtenaw employees holding options in Pelican Financial stock will surrender such options, which will be replaced with options to purchase Washtenaw common stock immediately following the distribution. Following the distribution, the exercise price of the Pelican and Washtenaw options will be adjusted to reflect the fair market value of the underlying stock at the time of the distribution.

Will there be risks involved in owning shares of Washtenaw common stock?

         Yes, ownership of shares of Washtenaw common stock will involve risks. These risks include the following:

o    Washtenaw has no operating history as a separate public company;

o Initially, Washtenaw and Pelican will share the same officers and directors, which may lead to conflicts in how they allocate their time between the two companies and conflicts in interest in connection with transactions between the two companies;

o Washtenaw and Pelican will engage in inter-company transactions following the distribution;

o Washtenaw will be subject to all the risks affecting mortgage banking companies, including the fact that it operates in markets that are highly competitive and are highly sensitive to interest rate fluctuations;

o there has been no prior public market for Washtenaw common stock and its market prices may be volatile.

         See "Risk Factors" for a discussion of these and other risks relating to ownership of Washtenaw common stock.

INTRODUCTION

         Pelican currently owns all of the shares of Washtenaw's outstanding common stock. As of the close of business on , 2003, Pelican will distribute all of the outstanding shares of Washtenaw common stock to the holders of Pelican common stock on a share-for-share basis.

         Shares of Washtenaw common stock will initially be issued in book entry form (without stock certificates). You will receive a written confirmation from AST showing the number of Washtenaw shares you received in the distribution. AST will mail certificates representing the shares being issued in the distribution along with certain tax-related information to you shortly after the distribution date.

         Washtenaw's principal executive offices are located at 3767 Ranchero Drive, Ann Arbor, Michigan 48108, and its telephone number is (800) 765-5562.

         If you have any questions concerning the distribution, you may contact Howard Nathan of Pelican Financial, Inc. at 800-765-5562 or Isaac Kagen of AST, which is acting as distribution agent, at 718-921-8200.

THE DISTRIBUTION

Reasons for the Distribution

         The Pelican Board of Directors has determined that it is in the best interests of Pelican and its shareholders to separate Washtenaw from Pelican.

         The decision to effect the distribution is part of Pelican's strategy of focusing on its retail banking core business segment, which includes efforts to raise capital and expand its business, and is based primarily on the factors discussed below. These factors have been affecting Pelican's ability to implement its strategy for the past few years, and during mid-2002 management began exploring the advisability of separating the two companies.

         In recent years Pelican has explored opportunities to raise capital, both publicly and privately, and believes that its ability to do so has been inhibited due to the fact that it owns both the Bank and Washtenaw. In this regard, investment bankers and others in the financial community advised Pelican that investors view the retail banking and mortgage banking businesses differently in terms of business risk and volatility and common stock pricing, thus making it difficult for a company involved in both businesses to raise equity capital. In particular, the investment bankers advised Pelican that the valuation of stock in the combined company would have been based upon earnings multiples that would be significantly lower than would be available to Pelican if its only subsidiary were the Bank, due in large part to the volatility in the earnings of Washtenaw. In addition, the investment bankers who would market an offering typically specialize in offerings by regulated financial institutions, and expressed concern about their ability to analyze and market an offering by the combined company. Finally, the investment bankers indicated that their customer base typically is interested in investing in offerings by companies that are regulated financial institutions and as a result they anticipated difficulty in marketing an offering by the combined company.

         Similarly, Pelican attempted to borrow funds on favorable terms typically available to a one-bank holding company, but was unable to because of the fact that it also owned Washtenaw. In this regard, the lender proposed loan terms that included financial and other covenants that would have been too restrictive due to the fact that Washtenaw was a subsidiary of Pelican. Pelican believes that the separation of its Washtenaw subsidiary will enhance its ability to raise capital and expand its business. In addition, Washtenaw may be able to achieve future growth through internal expansion and acquisitions utilizing its own equity.

         Pelican also believes that the separation will permit each company to adopt strategies and pursue opportunities appropriate to its specific business. In this regard, strategies intended to grow the mortgage banking business might be inappropriate for the highly regulated retail banking business. In addition, the mortgage banking business is inherently more volatile than the retail banking business, thus requiring different business strategies. The distribution will enable management of each company to concentrate its attention and financial resources on the core businesses of its respective company without regard to the corporate objectives, policies and investment standards of the other. In addition, the Pelican Board of Directors believes that the distribution will also allow investors to better evaluate the different merits of each business and its future prospects, enhancing the likelihood that each will achieve appropriate market recognition of its performance and potential.

Manner of Effecting the Distribution

         Pelican will effect the distribution on the distribution date by delivering shares of Washtenaw common stock to AST, as the distribution agent, for distribution to holders of record of Pelican common stock on the record date. The distribution will be made on the basis of one share of Washtenaw common stock for each share of Pelican common stock. Shares of Washtenaw common stock will initially be issued in book entry form (without stock certificates) entered on the records of Washtenaw. Shareholders will receive a written confirmation from AST showing the number of Washtenaw shares owned. Certificates representing the shares being issued in the distribution along with certain tax-related information will be mailed to Pelican shareholders by AST shortly after the distribution date.

         You will not be required to pay any cash or any other consideration for the shares of Washtenaw common stock you receive in the distribution or to surrender or exchange shares of your Pelican common stock in order to receive shares of Washtenaw common stock. The distribution will not affect the number of, or the rights attaching to, outstanding shares of Pelican common stock.

Listing and Trading of Washtenaw common stock

         Washtenaw intends to apply to list its common stock on the Amex. We expect the stock to begin trading as of the effective date of the distribution, although we cannot be certain that the application for listing will be approved or will be approved on a timely basis.

         No public trading market for the Washtenaw common stock currently exists. We cannot predict the extent of the market for the Washtenaw common stock and the prices at which it may trade.

         Shares of Washtenaw common stock distributed to Pelican shareholders will be freely transferable, except for shares received by persons who are "affiliates" of Washtenaw under the Securities Act of 1933. Individuals or entities that control, are controlled by or are under common control with Washtenaw, will generally be considered as affiliates. These affiliates will be permitted to sell their shares of common stock only if they are registered under the Securities Act or there is an exemption from the registration requirements of the Securities Act available to them, such as the exemption afforded by Rule 144 under the Securities Act.

         Washtenaw will have approximately 80 holders of record and 1,000 beneficial owners of its common stock immediately following the distribution.

Federal Income Tax Consequences of the Distribution

         Pelican obtained a private letter ruling from the Internal Revenue Service to the effect that the distribution of the Washtenaw shares to the Pelican shareholders will be a tax-free distribution of those shares under
Section 355 of the Internal Revenue Code. Pelican subsequently submitted a supplemental request taking into account Washtenaw's holding company structure and anticipates receiving a ruling prior to effecting the distribution. As a result, no gain or loss will be recognized to Pelican on the distribution of its Washtenaw stock. In addition, no gain or loss will be recognized by you and no amount will be includible in your income upon your receipt of Washtenaw stock.

         Your basis of the common stock of Pelican and Washtenaw immediately after the distribution will, in the aggregate, be the same as your basis of the Pelican common stock immediately prior to the distribution. You must allocate the aggregate basis in proportion to the fair market value of the Pelican stock and the Washtenaw stock in accordance with Treasury Regulation ss. 1.358-2(a)(2). We will provide you with information after the distribution to permit you to make the allocation.

         Your holding period of the Washtenaw stock you receive will include your holding period of the Pelican stock on which the distributions will be made, provided you hold the Pelican stock as a capital asset on the date of the distribution.

         This is only a summary of the material federal income tax consequences of the distribution under current law and is intended to be general information only. In view of this, and the various foreign, state and local tax consequences of the distribution that may apply to you, we urge you to consult your personal tax advisors regarding the tax consequences of the distribution applicable to you.

Relationship and Agreements between Pelican and Washtenaw after the Distribution

         Charles C. Huffman, who currently owns 1,973,550 shares, or approximately 43.9% of the outstanding common stock of Pelican will own the same number and percentage of shares of Washtenaw following the distribution. By virtue of this level of ownership he will have the ability to control the management of both companies. In addition, two trusts for the benefit of Mr. Huffman's two adult children will hold an additional 564,844 shares or 12.7% of the Washtenaw common stock to be outstanding.

         Immediately following the distribution, the same individuals will serve as officers and directors of both Pelican and Washtenaw. Over time, we expect that the two companies will develop management teams with some common officers and directors and some different officers and directors.

         Prior to the distribution, most of the company-wide administrative services, such as accounting, human resources, and information technology, were performed by employees of Washtenaw. Pelican and Washtenaw have entered into a transitional services agreement under which Washtenaw will continue to provide these services to Pelican on a cost-reimbursable basis for a period of one year, subject to renewal options.

         After the distribution, Washtenaw will no longer be included in Pelican's consolidated group for federal income tax purposes. Washtenaw and Pelican will enter into a tax separation agreement to reflect the separation of Washtenaw from Pelican with respect to tax matters. The primary purpose of this agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the distribution and any taxes resulting from transactions effected in connection with the distribution. The tax separation agreement will provide for payments between the two companies to reflect tax liabilities that may arise before and after the distribution. It will also cover the handling of audits, settlements, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

         Washtenaw maintains non-interest-bearing custodial accounts at the Bank for investors in the loans it services. These accounts hold the principal, interest, taxes and insurance collected on the loans prior to distribution to the investors, and provide a source of cash for the Bank. During 2001 and 2002 average balances on these accounts were approximately $19.5 million and $39.4 million, respectively. Washtenaw and the Bank expect to continue this relationship following the distribution, but it could be terminated at any time by either party.

         Washtenaw would periodically sell residential mortgage loans to the Bank to hold in its portfolio. During the periods ended June 30, 2003 and December 31, 2002 and 2001, the principal balance of loans sold to Pelican National Bank was zero, zero and $8,578,757, respectively. The sales were done at current market prices.

Effect of Distribution on Pelican Stock Options.

         Pelican employees will retain their stock options under the Pelican Stock Option and Incentive Plan. Washtenaw employees holding options in Pelican stock will surrender such options, which will be replaced with options to purchase Washtenaw common stock immediately following the distribution. Following the distribution, the exercise price of the Pelican and Washtenaw options will be adjusted to reflect the fair market value of the underlying stock at the time of the distribution.

RISK FACTORS

         The following risk factors, in addition to the other information contained in this Information Statement, should be considered carefully in evaluating the Company and its business:

Washtenaw may be unsuccessful operating independently of Pelican

         Washtenaw does not have an operating history as an independent public company. Prior to the distribution, it has been operating under the control of Pelican. Washtenaw will no longer be able to rely on Pelican for financial support or benefit from its relationship with Pelican to obtain credit or receive favorable terms for the purchase or sale of certain goods and services. In addition, Washtenaw will be responsible for obtaining its own sources of financing and for its own treasury, cash management, accounting, legal, risk management and other administrative activities.

         Washtenaw and Pelican will have the same officers and directors following the distribution, which could lead to conflicts of interest in how they allocate their time and how they structure transactions between the two companies

         Immediately following the distribution, the same individuals will serve as officers and directors of both Pelican and Washtenaw. As a result, there may be conflicts relating to how they allocate their time between the two companies. In addition, there may be conflicts in determining whether the two companies should engage in transactions between themselves and, if so, establishing the terms of those transactions.

         Washtenaw and Pelican will engage in inter-company transactions following the distribution, which could involve conflicts of interest between the two companies

         Washtenaw and Pelican expect to engage in inter-company transactions following the distribution, including:

     o entering into a transitional services agreement under which Washtenaw will provide administrative services and personnel to Pelican on a cost-reimbursable basis

     o Washtenaw maintaining non-interest-bearing custodial accounts at the Bank for investors in the loans it services

         In addition, Washtenaw and Pelican will have the same principal stockholder and officers and directors following the distribution and may engage in other inter-company transactions. These transactions and common ownership and management could result in conflicts of interest between the two companies.

The Market price of Pelican common stock is likely to be affected by the distribution and you may not be able to sell your Washtenaw common stock if a public trading market does not develop

         After the distribution, the common stock of Pelican will continue to be listed and traded on the (Amex). As a result of the distribution, the trading prices of Pelican common stock are likely to be lower than its trading prices immediately prior to the distribution. The combined trading prices of Pelican common stock and Washtenaw common stock after the distribution may be less than, equal to or greater than the trading prices of Pelican prior to the distribution.

         Washtenaw intends to apply to list its common stock on the Amex. We expect the stock to begin trading as of the effective date of the distribution, although we cannot be certain that the application for listing will be approved or will be approved on a timely basis.

         Prior to the distribution, there has been no public market for Washtenaw's common stock. We cannot be certain that an active trading market will develop. The development of a public market having the desirable characteristics of depth, liquidity, and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time. We do not have any control whether there will be sufficient numbers of buyers and sellers. Accordingly, we cannot be certain that an established and liquid market for the common stock will develop or be maintained. The market price of the common stock could experience significant fluctuations in response to our operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These fluctuations, and general economic and market conditions, may hurt the market price of the common stock.

         Washtenaw is dependent upon a warehouse line of credit to provide funding for its mortgage lending activity; if it were to violate covenants under the line of credit or if funding under the line of credit were otherwise to become unavailable, Washtenaw's ability to conduct lending activities would be impaired

         Washtenaw funds its business in part through the use of a $90 million warehouse line of credit. The line of credit includes certain financial covenants that Washtenaw must comply with. In the event Washtenaw fails to meet any of the financial covenants, the warehouse lender may accelerate payment of the note, terminate further advances, take possession of any collateral and collect future revenues attributable to the collateral. In that event, or if funding under the line of credit were otherwise to become unavailable, Washtenaw's ability to conduct lending activities could be impaired and its business could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Washtenaw's business depends upon its being able to buy and sell loans and mortgage servicing rights

         Washtenaw currently buys substantially all of the mortgage loans it produces from correspondents or brokers. It generally sells all of the mortgage loans that it produces into the secondary mortgage market and sells substantially all of its mortgage servicing rights to investors. Washtenaw's business and profitability depend upon its being able to buy and sell loans and mortgage servicing rights in the secondary market.

         An active market for loans and mortgage servicing rights depends primarily on the demand for mortgage-backed securities in the bond markets and the continuation of programs administered by Fannie Mae, Freddie Mac, and Ginnie Mae, which facilitate the issuance of these mortgage-backed securities. Washtenaw's participation in the secondary mortgage market also depends on its continued eligibility in these programs. A discontinuation of or a significant reduction in the operations of Fannie Mae, Freddie Mac, or Ginnie Mae or a change in the programs they administer may decrease our ability to originate and sell loans and mortgage servicing rights.

Washtenaw must carefully manage its interest rate risk to be profitable

         Changes in interest rates affect Washtenaw's ability to offer interest rate commitments. In addition, it typically offers interest rate commitments that result in the ultimate sale of the loans thirty or more days after the date of the commitment. If Washtenaw fails to effectively manage interest rate risk during the period between the issuance of the commitment and the date of the sale of the loan, its profits will be hurt.

If Washtenaw fails to adequately manage its loan underwriting and quality, its mortgage costs will increase

         If Washtenaw fails to comply with individual investor standards in its loan underwriting, it may become liable to repurchase the loan and may be liable for unpaid principal and interest if the loan defaults. This would increase its mortgage costs. Washtenaw relies upon its underwriting department to ascertain compliance with individual investor standards prior to sale of loans to investors. The underwriting department relies on its quality control department to test sold loans on a sample basis for compliance.

Loan delinquencies and defaults on loans that Washtenaw services have a direct affect on its profits

         Loan delinquencies and defaults on mortgage loans that Washtenaw services affect its profits. If delinquencies and defaults rates are higher than anticipated, profits may be hurt. Pursuant to some types of servicing contracts, Washtenaw must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of loans usually require Washtenaw to advance mortgage and hazard insurance and tax payments on schedule even if sufficient escrow funds are not available. Washtenaw is typically reimbursed by the mortgage owner or from liquidation proceeds for payments advanced. However, the timing of these reimbursements is uncertain. In the interim, Washtenaw must absorb the cost of funds advanced. Further, it must bear the costs of attempting to collect on delinquent and defaulted loans. Washtenaw also foregoes servicing income from the time a loan becomes delinquent until foreclosure, at which time these amounts, if any, may be recovered.

Loan delinquencies and defaults on loans that Washtenaw owns have a direct effect on its profits

         The risk of nonpayment of loans is an inherent risk of Washtenaw's business. Loan delinquencies and defaults on mortgage loans that it owns affect Washtenaw's profits. If delinquencies and defaults rates are higher than anticipated, Washtenaw's profits may be hurt. Washtenaw must bear the costs of attempting to collect on delinquent and defaulted loans. Washtenaw must also bear the cost of foreclosing on and selling the underlying collateral if a borrower cannot cure the deficiency. To the extent that the underlying collateral is not sufficient to cover the amount of principal and interest owed on a loan, Washtenaw incurs a loss.

Washtenaw provides certain warranties when it sells loans and mortgage servicing rights and its obligations may exceed its existing balance sheet liability.

         Washtenaw provides standard loan underwriting representations and warranties to the purchasers of loans and servicing rights it sells. If a loan goes into default and ultimately results in loss to the purchaser, Washtenaw may be required to reimburse the purchaser if it is found that the underwriting guidelines were not followed. As of June 30, 2003 management has estimated the liability for losses to be $1.5 million and established a reserve in that amount. If actual losses exceed the existing reserve, future income will be adversely affected.

Washtenaw may be required to pay mortgage insurance claims under a reinsurance agreement.

         Washtenaw is party to a reinsurance agreement that makes it responsible for claims paid for losses on loans covered by the agreement in amounts between five and ten percent of the unpaid principal of loans for each calendar year. The insurance company is responsible for claims paid up to five percent and greater than ten percent of the unpaid principal balance. Washtenaw determines which loans are covered by the agreement. Washtenaw does not believe that any losses have been incurred under the agreement based on claims reported and historical claims rates on the Company's loans, and no liability has been established. If default rates are higher than anticipated, Washtenaw's future income will be adversely affected.

Changes to the economy or business conditions in the midwest and southeast may affect Washtenaw's loan demand and loan default rates

         Historically, Washtenaw's single-family mortgage loans purchased and serviced have been concentrated in certain geographic regions, particularly California, Michigan, Ohio, Indiana, Florida, Pennsylvania, and Illinois, based upon the location of the property collateralizing the mortgage loan. Because borrowers of single-family mortgage loans usually reside on the collateral property, changes in economic and business conditions can affect the borrower. Adverse changes in the economy or business conditions affect the demand for new mortgage loans and the performance of existing loans. As a result, unfavorable or worsened economic conditions may limit Washtenaw's ability to purchase or originate new loans and may cause the cost of maintaining its mortgage servicing portfolio to increase. This may decrease Washtenaw's profitability.

The market price of Washtenaw's common stock may fluctuate due to the seasonal fluctuations in home buying practices

         The mortgage banking industry generally experiences seasonal trends. These trends reflect the general national pattern of sales and resales of homes. Sales and resales of homes typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, delinquency rates typically rise in the winter months, which results in higher servicing costs. Washtenaw's quarter-to-quarter operating results will reflect these seasonal trends, and may also cause corresponding fluctuations in the market price of Washtenaw's common stock.

The mortgage banking businesses is very competitive, and Washtenaw's business will be harmed if it cannot compete effectively

         Many of Washtenaw's competitors have significantly greater resources and operate in a larger geographic area than it does. In addition, many of these competitors operate nationwide mortgage origination networks similar to that of Washtenaw. Washtenaw cannot be certain that it will be able to compete successfully against current or future competitors.

Because Charles C. Huffman will retain significant control after the distribution, other shareholders will not have as much influence in corporate decisions as they would if control were less concentrated

         Immediately following the distribution, Mr. Huffman will own 43.9% of the outstanding shares of common stock and trusts for the benefit of his adult children will own 12.7% of the outstanding shares. Accordingly, Mr. Huffman will have substantial influence in the election of the Board of Directors and thus be able to influence and in most cases control Washtenaw's affairs, including decisions regarding acquisitions and other business opportunities, the declaration of dividends, and the issuance of additional shares of common stock and other securities. In addition, Mr. Huffman's level of ownership will enable him to defeat any stockholder matter that required a vote of two-thirds of the outstanding shares of common stock. The interests of Mr. Huffman may conflict with the interests of other stockholders, and the actions that he takes or approves may be contrary to those desired by other shareholders. This concentration of ownership may have the effect of delaying, preventing or deterring an acquisition by a third party.

                           DIVIDEND POLICY

         Washtenaw presently intends to retain earnings for use in its business. Washtenaw does not anticipate paying cash dividends in the foreseeable future.

                              BUSINESS

         General

General

         Washtenaw originates, acquires, sells and services mortgage loans. Washtenaw Mortgage Company was incorporated in Michigan in 1981 and has been a wholly owned subsidiary of Pelican Financial since March 1997.

         At September 30, 2003, total assets of Washtenaw were approximately $181.7 million. For the nine months ended September 30, 2003, Washtenaw had net income of $9.9 million. For the year ended

December 31, 2002, Washtenaw had net income of $2.2 million, and for the year ended December 31, 2001, it had net income of $6.8 million.

Market Area

         Washtenaw's mortgage banking offices are located in Ann Arbor, Michigan and Pleasant Hill, California. From these offices, Washtenaw operates its national wholesale lending as well as its retail mortgage origination business. Washtenaw does business with over 1,470 correspondent lenders in approximately 40 states. For the nine months ended September 30, 2003, the top five states in terms of number of loan purchases from Washtenaw were Michigan (28%), Ohio (12%), California (12%), Illinois (11%) , and Pennsylvania (5%).

Lending Activities

         General. Washtenaw originates or acquires loans primarily through the wholesale, correspondent, and retail loan production of its mortgage banking operations. Loans are held available for sale in the secondary market. Wholesale mortgage loan production involves the origination of loans by a nationwide network of independent mortgage brokers with funding provided directly by Washtenaw, which is known as "table funding," and the transfer of these loans to Washtenaw upon closing. Correspondent mortgage loan production occurs through the purchase of loans by Washtenaw from independent mortgage lenders, commercial banks, savings and loan associations, and other financial intermediaries that originate loans in their own name using their own sources of funds. Retail mortgage loan production for mortgage banking operations occurs through Washtenaw's retail loan origination office in Ann Arbor, Michigan.

         For the nine months ended September 30, 2003, Washtenaw's combined wholesale and correspondent loan production totaled $3.1 billion and its retail loan production totaled $100.9 million. For the year ended December 31, 2002, the corresponding amounts were $2.8 billion and $77.6 million, respectively. For the year ended December 31, 2001, the corresponding amounts were $3.1 billion and $35.7 million, respectively.

         In its wholesale and correspondent lending, Washtenaw competes nationwide by offering a wide variety of mortgage products designed to respond to consumer needs and tailored to address market competition. Washtenaw primarily originates conforming, fixed rate 30-year mortgage loans, which collectively represented 54% of its total loan production for the nine months ended September 30, 2003, 53% for the year ended December 31, 2002, 64% for the year ended December 31, 2001, and 68% for the year ended December 31, 2000. In addition, Washtenaw offers other products, such as adjustable-rate, 5-year and 7-year balloons, and jumbo mortgages as well as loans under various Federal Housing Administration programs. Mortgage loans originated are for the purchase of single-family residences or the refinancing of existing mortgages.

     During the nine months ended September 30, 2003, and the years ended December 31, 2002, 2001, and 2000, approximately 88%, 85%, 84%, and 56%, respectively, of the single-family mortgage loans were refinancings of outstanding mortgage loans.

     Mortgage Banking Operations. Washtenaw actively participates in the mortgage banking market on a national basis. Mortgage banking generally involves the origination or purchase of single-family mortgage loans for sale in the secondary mortgage market. The secondary mortgage market and its evolution have been significantly influenced by two government-sponsored enterprises, Federal National Mortgage Association (commonly referred to as Fannie Mae) and Federal Home Loan Mortgage Corporation (commonly referred to as Freddie Mac), and one government agency, Government National Mortgage Association (commonly referred to as Ginnie Mae). Through these entities, the United States government provides support and liquidity to the market for residential mortgage debt.

         Mortgage originators sell their loans directly to Fannie Mae and Freddie Mac either as whole loans or, more typically, as pools of loans used to collateralize mortgage-backed securities issued or guaranteed by these entities. Similarly, the originators can issue mortgage-backed securities collateralized by pools of loans that are guaranteed by Ginnie Mae. In order to arrange these sales or obtain these guarantees, the originator must underwrite its loans to conform with standards established by Fannie Mae and Freddie Mac or by the Federal Housing Administration in the case of Ginnie Mae. All loans other than Federal Housing Administration loans are considered conventional loans. Loans with principal balances exceeding agency guidelines, currently those in excess of $322,700 for single-family mortgage loans, which are referred to as "jumbo" or "nonconforming" loans, are sold to private investors.

         Washtenaw pursues its loan production strategy as part of its mortgage banking operations through Washtenaw's wholesale and correspondent loan production outlets and, to a limited extent, through direct solicitation of commercial banks, savings associations and credit unions and through direct retail loan production.

         Wholesale Loan Production. Under its wholesale operations, Washtenaw funds mortgage loans originated by a network of approximately 1,270 independent mortgage brokers nationwide. Approximately 40% of these brokers originate mortgage loans for Washtenaw on a monthly basis and the remainder originate mortgage loans for Washtenaw on a quarterly basis. This network is maintained by Washtenaw's approximately 30 business consultants, who are compensated through a salary and commission package. Many of the larger brokers are provided with loan data entry software by Washtenaw for the entry of loan applicant data in a format familiar to Washtenaw's underwriters and for transmission to Washtenaw's automated underwriting systems for review. All loans originated through brokers are underwritten according to Washtenaw's standards.

         Washtenaw's underwriters or contract representatives review the loan data provided by the loan applicant, including the review of appropriate loan documentation, and request additional information as necessary from the broker. Loans originated by these brokers are typically funded directly by Washtenaw through table funding arrangements. In a majority of cases, the loan is closed in the broker's name and thereafter transferred to Washtenaw together with related mortgage servicing rights for which Washtenaw generally pays a servicing release premium that is included in the loan price paid to the broker by Washtenaw. However, in certain states, the broker is required to close the loan in Washtenaw's name. Broker participants in this program are prequalified on the basis of creditworthiness, mortgage lending experience, and reputation. Each broker undergoes annual and ongoing reviews by Washtenaw.

         Correspondent Loan Production. In addition, Washtenaw acquires mortgage loans from mortgage lenders, commercial banks, savings and loan associations, and other financial intermediaries. Washtenaw's selection of correspondents is subject to a separate approval process with higher net worth requirements than wholesale brokers, as correspondents must use their own source of funds to close loans. The prices of these loan acquisitions are separately negotiated. Warehouse lines of credit, typically obtained from third parties, may be used by the mortgage lenders to finance their respective mortgage loan originations. Washtenaw does not provide warehouse lines of credit for its correspondents. All loans acquired from correspondents are expected to satisfy Washtenaw's underwriting standards and may be repurchased by the correspondent if there is a default of the loan due to fraud or misrepresentation in the origination process and for certain other reasons, including the failure to satisfy underwriting requirements imposed by Washtenaw.

         Retail Loan Production. The retail loan activity of Washtenaw primarily involves the origination of single-family mortgage loans. These retail loan originations generally provide Washtenaw with a source of loan production at a lower cost per loan than loans acquired through brokers or correspondents because the cost of generating these loans is more than offset by cost savings through Washtenaw's ability to avoid payment of the servicing release premium for the related mortgage servicing rights.

Secondary Market Activities

         Washtenaw sells substantially all of the mortgage loans that it originates or purchases through its mortgage banking operations while retaining the servicing rights to the loans. During the nine months ended September 30, 2003, and during the years ended December 31, 2002, 2001, and 2000, Washtenaw originated or purchased $3.2 billion, $2.9 billion, $3.1 billion, and $1.1 billion, in total mortgage loans, respectively, and sold $3.3 billion, $2.9 billion, $3.0 billion, and $1.1 billion of mortgage loans, respectively, in the secondary market. Mortgage loans are aggregated into pools and sold, or are sold as individual mortgage loans, to investors principally at prices established at the time of sale or pursuant to forward sales commitments. Conforming conventional mortgage loans are generally pooled and exchanged pursuant to the purchase and guarantee programs sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae or for Fannie Mae, Freddie Mac, or Ginnie Mae mortgage-backed securities, and are generally sold to investment banking firms. A limited number of mortgage loans are sold to other institutional and non-institutional investors. For the nine months ended September 30, 2003, and for the years ended December 31, 2002, 2001, and 2000, a significant portion of these loans were exchanged for Fannie Mae and Freddie Mac mortgage-backed securities, which securities were then sold to investment banking firms. The remainder were sold to other institutional and non-institutional investors.

         Washtenaw exchanges and sells mortgage loans on a non-recourse basis. In connection with Washtenaw's loan exchanges and sales, Washtenaw makes representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards, and to accuracy of information. If there is a breach of the representations and warranties by Washtenaw, Washtenaw typically corrects these flaws. If the flaws cannot be corrected, Washtenaw may be required to repurchase these loans. In cases where loans are acquired from a broker or correspondent and there have been material misrepresentations made to Washtenaw, Washtenaw generally has the right to resell the flawed loan back to the broker or correspondent pursuant to the agreement between Washtenaw and the broker or correspondent. Otherwise, Washtenaw is indemnified against loss on these flawed loans by the broker. In addition, Washtenaw relies upon contract underwriters for a portion of its loan production, and these underwriters must indemnify Washtenaw against losses for loans that are eventually determined to have been flawed by "blatant fraud" upon origination.

         Washtenaw assesses the interest rate risk associated with outstanding commitments that it has extended to fund loans and hedges the interest rate risk of these commitments based upon a number of factors, including the remaining term of the commitment, the interest rate at which the commitment was provided, current interest rates and interest rate volatility. These factors are monitored on a daily basis, and Washtenaw adjusts its hedging on a daily basis as needed. Washtenaw hedges its "available for sale" mortgage loan portfolio and its interest rate risk inherent in its unfunded mortgage commitments primarily through the use of forward sale commitments. Pursuant to these commitments, Washtenaw enters into commitments with terms of not more than 90 days to sell these loans to Freddie Mac, Fannie Mae, and Ginnie Mae.

Asset Quality

         Washtenaw is exposed to certain credit risks related to the value of the collateral that secures loans it originates and the ability of borrowers to repay their loans during the term thereof. Washtenaw's senior officers closely monitor the loan production on a continuing basis and reports to the Board of Directors of Washtenaw at regularly scheduled meetings. Washtenaw has a quality control department, the function of which is to provide the Board of Directors of Washtenaw with an independent ongoing review and evaluation of the quality of the process by which lending assets are generated.

         Real estate acquired by Washtenaw as a result of foreclosure is classified as other real estate owned until the time it is sold. Washtenaw generally tries to sell the property at a price no less than its net book value, but will consider discounts where appropriate to expedite the return of the funds to an earning status. When the property is acquired, it is recorded at its fair value less estimated costs of sale.

         Washtenaw relies upon its underwriting department to ascertain compliance with individual investor standards prior to sale of the loans in the secondary market, and it relies upon its quality control department to test sold loans on a sample basis for compliance. During the nine months ended September 30, 2003, Washtenaw sold approximately $3.3 billion in single-family mortgage loans into the secondary market. During that same time period, 54 loans totaling $4.3 million were repurchased, representing less than one percent of the 24,188 loans originated during the first nine months of 2003. During the year ended December 31, 2002, Washtenaw sold approximately $2.9 billion in single-family mortgage loans into the secondary market, of which approximately 60 loans totaling approximately $4.6 million were repurchased during 2002, representing less than one percent of the approximately 22,400 loans originated in 2002. Furthermore, Washtenaw has approximately 78 additional loans where the repurchase of the loans is pending resolution of the company's rebuttal. Typically, these loans are non-performing. Washtenaw views loan repurchases as an inherent risk of originating and purchasing loans for ultimate resale in the secondary market notwithstanding the ongoing reviews by its quality control department. All of the loans repurchased during 2003 and 2002 were nonperforming. Losses arising from repurchases depend upon whether repurchased loans are or become nonperforming and, if so, whether Washtenaw is able to recover all of the loan principal and interest otherwise due.

Washtenaw originates or acquires the majority of it loans through wholesale and correspondent loan production. As a result, Washtenaw does not have direct contact with the borrower until after the loan is closed and Washtenaw begins servicing the loan. It is typical in the industry for loans acquired in this way to have a higher percentage of nonperforming loans. This is often the result of misrepresentation of certain loan information within the loan file. The misrepresented information that produces the highest likelihood the loan will need to be repurchased occurs when the appraisal does not support the actual property value. This can occur either by "inflating" the value of the home to allow for a larger loan than the property value supports or by "property flipping". This occurs when a home is purchased and sold for a much higher amount a short time later with no significant upgrades to the home or the surrounding areas.

Though loan repurchases are an inherent risk in Washtenaw's business that cannot be eliminated, Washtenaw has implemented several controls to reduce the risk of repurchases. These include a stricter approval process for new brokers trying to do business with Washtenaw. Washtenaw obtains a report from a national vendor that gathers information related to problems the broker experienced with other wholesalers. Many of Washtenaw's largest competitors provide information to this database. Washtenaw also reviews a two year chain of title on all mortgage loans related to purchases to ensure that the property has not been sold recently for significantly lower amounts. Management is also in the process of subscribing to a national vendor to obtain property values on all originations as a way of substantiating the appraisals that are received.

         It has been Washtenaw's experience that repurchased loans do not necessarily, but may, result in an ultimate loss to Washtenaw. In addition, Washtenaw may also have the right to sell the repurchased loan back to the broker or correspondent that originated it, or to seek indemnity from the applicable mortgage insurance company in the case of loans which are underwritten on a contract basis for Washtenaw by these insurers. It is management's policy to provide a liability for losses related to repurchases on sold loans based on historical losses incurred by Washtenaw. As a repurchased loan progresses through the foreclosure process and becomes other real estate owned, Washtenaw evaluates the underlying collateral for salability and determines at that time whether additional reserves against other real estate owned is necessary.

 Underwriting

         Washtenaw's mortgage loans are underwritten either in accordance with applicable Fannie Mae, Freddie Mac or Federal Housing Administration guidelines or with requirements set by other investors. Although Washtenaw is qualified to underwrite Veteran's Administration loans, Washtenaw does not make these loans.

         All mortgage loans originated or acquired by Washtenaw must satisfy Washtenaw's underwriting standards. Washtenaw permits a few originating correspondent lenders operating pursuant to Washtenaw's delegated underwriting program to perform initial underwriting reviews. Washtenaw employs an automated underwriting process on most loans that is based upon data provided through Washtenaw's initial loan data entry software and is available from Fannie Mae through its Desktop Underwriter(TM) software or Freddie Mac through its Loan Prospector software. This process incorporates credit scoring, which in turn employs rules-based and statistical technologies to evaluate the borrower, the property, and the sale of the loan in the secondary market. This process is intended to reduce processing and underwriting time, to improve overall loan approval productivity, to improve credit quality, and to reduce potential investor repurchase requests. Approximately 4.5% of loans underwritten by Washtenaw are initially underwritten on a contractual basis by mortgage insurance companies, in their capacity as contract underwriters. The contract underwriter may be required to repurchase loans that are determined not to be in compliance with these underwriting criteria.

         A complete review of all information is conducted on loans underwritten directly by Washtenaw prior to loan approval. This process involves the transfer of loan data to Washtenaw by brokers or correspondents using loan data entry software provided by Washtenaw plus certain other physical documentation or through the physical transfer of loan files to Washtenaw.

         To a limited extent, Washtenaw delegates underwriting authority to select correspondent lenders who meet financial strength, delinquency, underwriting, and quality control standards. The lenders may be required to agree to repurchase loans that later become delinquent or to indemnify Washtenaw from loss.


Quality Control

         Washtenaw maintains a quality control department that, among other things reviews compliance and quality assurance issues relating to loan production and underwriting. For its production compliance process, in addition to investor requirement described below, the quality control department does special audits based on loan quality concerns identified in the underwriting process. This may focus on a specific customer or loan officer sending loans to Washtenaw. All new underwriting staff of Washtenaw also has his or her work audited post funding until he or she has shown that they are capable of underwriting loans to the standards of Washtenaw on a consistent basis.

         Additionally, Washtenaw randomly selects a statistical sample of generally at least 10% of all loans closed each month. This review includes a new credit report review and re-underwriting the loan; reverifying funds, employment, and other information in the loan application; and reviewing the data integrity of the information entered into Washtenaw's automated underwriting system. Washtenaw also orders a second appraisal on 10% of the statistical sample (1% of all loans closed each month). Washtenaw uses Desktop Underwriter(TM) software developed by Fannie Mae and Loan Prospector software developed by Freddie Mac to automate the underwriting process and provides some brokers and correspondents with Desktop Originator(TM) software, a similar product for use by brokers and correspondents of companies. In completing an audit, a documentation review is performed to ensure regulatory compliance.

         Washtenaw also monitors the performance of delegated underwriters through quality assurance reports prepared by the quality control department, Federal Housing Administration reports and audits, reviews and audits by regulatory agencies, investor reports, and mortgage insurance company audits. Deficiencies in loans are generally corrected; otherwise Washtenaw may exercise its right to require that the loan be repurchased by the originating broker or correspondent, or Washtenaw may insist that the broker who originated the loan indemnify Washtenaw against any loss.

Mortgage Loan Servicing Activities

         Washtenaw derives a portion of its revenues from the servicing of mortgage loans for others. For the nine months ended September 30, 2003 and 2002, and for the years ended December 31, 2002, 2001 and 2000, Washtenaw realized servicing fee income, net of amortization, from its mortgage loan servicing operations of $966,000, $1.3 million, $1.6 million, $649,000, and $647,000, respectively, which represented 2.2%, 5.8%, 4.9%, 2.1% and 6.1% of Washtenaw's non-interest income for the respective periods. Servicing arises in connection with mortgage loans originated or purchased and then sold in the secondary market with mortgage servicing rights retained. The only loans Washtenaw subservices for others are loans the servicing of which has been sold but not yet delivered and loans owned by the Bank, a company with common ownership.

         Mortgage loan servicing includes collecting payments of principal and interest from borrowers, remitting aggregate mortgage loan payments to investors, accounting for principal and interest payments, holding escrow funds for payment of mortgage-related expenses such as taxes and insurance, making advances to cover delinquent payments, inspecting the mortgaged premises as required, contacting delinquent mortgagors, supervising foreclosures and property dispositions if there are unremedied defaults, and other miscellaneous duties related to loan administration. Washtenaw collects servicing fees from monthly mortgage payments generally ranging from 0.25% (25 basis points) to 0.75% (75 basis points) of the declining principal balances of the loans per annum. At September 30, 2003, and at December 31, 2002, 2001 and 2000, the weighted average servicing fee on the servicing for others' portfolio was 0.30%, 0.29%, 0.31%, and 0.26%, respectively. Washtenaw utilizes lock box and debit services of a major bank to expedite the collection and processing of the monthly mortgage payments. Approximately 85% of the payments were processed through this service at September 30, 2003.

         Washtenaw services mortgage loans nationwide. The geographic distribution of Washtenaw's servicing portfolio reflects the national scope of Washtenaw's loan originations and acquisitions. Washtenaw actively monitors the geographic distribution of its servicing portfolio to maintain a mix that it deems appropriate to balance its risks and makes adjustments as it deems necessary. At September 30, 2003 and at December 31, 2002 and 2001, Washtenaw's servicing portfolio consisted of $2.7 billion, $2.3 billion and $1.6 billion of conventional servicing, respectively. These amounts include loans serviced by Washtenaw that were recorded on its books as held for sale.

         There is prepayment risk related to the value of Washtenaw's mortgage servicing rights if declining interest rates provide borrowers with refinancing opportunities. At September 30, 2003, and at December 31, 2002, 2001 and 2000, the total amount of the mortgage servicing rights recorded by Washtenaw was $22.7 million, $13.7 million, $14.8 million and $6.8 million, respectively. For further information, see Note 3 of the Notes to Consolidated Financial Statements. During 2003, Washtenaw was operating under an agreement with a large national purchaser of mortgage servicing rights. Under the contract, servicing sales occurred concurrently with the formation of the mortgage-backed securities being serviced. Washtenaw was selling approximately 50% of its servicing rights under this arrangement. The purchaser of the servicing rights has placed a limit of $65 million in mortgage servicing rights per month that Washtenaw can sell to them and as a result, Washtenaw is in the process of negotiating with another purchaser.

         Gains on the sale of mortgage servicing rights are affected by changes in interest rates as well as the amount of mortgage servicing rights capitalized at the time of the loan sale or acquisition of the mortgage servicing rights. Purchasers of mortgage servicing rights analyze a variety of factors, including prepayment sensitivity, to assess the purchase price they are willing to pay. Lower market interest rates prompt an increase in prepayments as consumers refinance their mortgages at lower rates of interest. As prepayments increase, the life of the servicing portfolio is reduced, decreasing the servicing fee revenue that will be earned over the life of that portfolio and the price third party purchasers are willing to pay. The fair value of servicing is also influenced by the supply and demand of servicing available for purchase at any point in time. Conversely, as interest rates rise, prepayments generally decrease, resulting in an increase in the value of the servicing portfolio.

         Washtenaw originates and purchases mortgage servicing rights nationwide. The geographic distribution of Washtenaw's mortgage servicing portfolio reflects the national scope of Washtenaw's mortgage loan originations and acquisitions. The five states with the largest servicing volume accounted for approximately 60% of the total number of mortgage loans serviced and approximately 62% of the dollar value of the mortgage loans serviced at September 30, 2003, while the largest volume by state was Michigan with approximately 26% and 27% of the mortgage loans serviced by number and value, respectively.

         Washtenaw's mortgage servicing portfolio includes servicing for adjustable rate, balloon payment, and fixed rate fully amortizing loans. At September 30, 2003, 8.37% of the mortgage servicing rights related to adjustable rate loans, which had a weighted average coupon rate of 4.58%; 0.23% related to fixed rate balloon payment loans, which had a weighted average coupon rate of 5.06%; and the remaining 91.40% related to fixed rate fully amortizing loans, which had a weighted average coupon rate of 5.61%.

         The following table contains information, as of September 30, 2003, on the percentage of fixed-rate, single-family mortgage loans being serviced for others by Washtenaw, by interest rate category.

Coupon Range                                         Percentage of Portfolio
--------------------------------------------     ----------------------------
     Less than 6.00%........................                  59.6%
     6.01--7.00%............................                  31.5
     7.01--8.00%............................                  7.7
     8.01--9.00%............................                   0.9
     9.01--10.00%...........................                   0.2
     10.01% & above.........................                   0.1
                                                            ------
         Total..............................                 100.0%
                                                             =====

         The following table contains information regarding the mortgage loan servicing portfolio, broken down by state.


                                                             At September 30, 2003
                                                     Percentage of
                                  Number of            Number of
                                Mortgage Loans       Mortgage Loans        Total Mortgage      Percentage of Total
                                   Serviced             Serviced               Amount            Mortgage Amount
                             --------------------  -----------------   ----------------------             ------
                                                             (Dollars in thousands)
Michigan................            6,164                26.0%              $720,024,348              26.7%
Ohio....................            4,476                18.8%               430,631,532              16.0%
Pennsylvania............            1,269                 5.3%               131,577,621               4.9%
Illinois................            1,246                 5.2%               185,717,344               6.9%
Indiana.................            1,212                 5.1%               108,752,550               4.0%
Florida.................            1,181                 5.0%               120,611,825               4.5%
California..............            1,052                 4.4%               202,199,469               7.5%
North Carolina..........              750                 3.2%                74,386,440               2.8%
Georgia.................              695                 2.9%                70,167,570               2.6%
Utah....................              499                 2.1%                66,645,904               2.5%
Kentucky................              470                 2.0%                44,838,087               1.7%
Missouri................              407                 1.7%                37,647,563               1.4%
West Virginia...........              399                 1.7%                30,063,017               1.1%
Arizona.................              384                 1.6%                47,734,151               1.8%
Virginia................              382                 1.6%                52,064,177               1.9%
Iowa....................              336                 1.4%                32,093,546               1.2%
South Carolina..........              335                 1.4%                32,302,290               1.2%
Minnesota...............              321                 1.4%                43,901,765               1.6%
Colorado................              290                 1.2%                45,689,589               1.7%
Maryland................              281                 1.2%                39,530,197               1.5%
Other...................            1,602                 6.8%               180,632,684               6.5%
                                    -----                 ----               -----------               ----
   Total................           23,751                 100%            $2,697,211,669               100%
                                   ======                 ====            ==============               ====



         At September 30, 2003, Washtenaw was servicing 23,751 mortgage loans, primarily for Fannie Mae, with an aggregate unpaid principal balance of $2.7 billion. Of these loans, 3.5% were delinquent and an additional 0.21% were in foreclosure. Washtenaw may be materially affected by loan delinquencies and defaults on loans that it services for others. Under a portion of its servicing contracts, Washtenaw must advance all or part of the scheduled payments to the owner of the loan, even when loan payments are delinquent. At September 30, 2003, Washtenaw's delinquency rates on loans serviced for Freddie Mac, Fannie Mae and Ginnie Mae were 16.7%, 2.6% and 11.6%, respectively. Also, to protect their liens on mortgage properties, owners of loans usually require a servicer to advance scheduled mortgage and hazard insurance and tax payments even if sufficient escrow funds are not available. Washtenaw is generally reimbursed by the mortgage owner or from liquidation proceeds for payments advanced that the servicer is unable to recover from the mortgagor, although the timing of this reimbursement is typically uncertain. In the interim, Washtenaw absorbs the cost of funds advanced during the time the advance is outstanding. Further, Washtenaw bears the costs of collection activities on delinquent and defaulted loans.

Source of Funds

         Washtenaw funds its mortgage banking activities through the use of a warehouse line of credit and the use of agreements to repurchase. The following table contains information pertaining to short-term borrowings for the periods indicated.

                                                             Nine Months ended               Year ended
                                                            September 30, 2003              December 31,
                                                                                -------------------------------------
                                                                                      2002        2001        2000
                                                                                ---------------------------------------
                                                                             (Dollars in thousands)
Short-term borrowings and notes payable
  Average balance outstanding during the period                     $199,015    $147,838    $161,617      $71,023
  Maximum amount outstanding at any month-end during the
     period                                                         $261,389    $208,158    $180,280      $70,778
  Weighted average interest rate during the period                     2.45%       2.87%       4.80%        8.08%
  Total short-term borrowings at period end                         $108,442    $131,237    $180,280      $65,005
  Weighted average interest rate at period end                         2.49%       2.46%       2.97%        7.64%

Competition

         Washtenaw faces significant competition in generating loans. The mortgage banking operations of Washtenaw compete on a national basis with local, regional, and national mortgage lenders, insurance companies, and financial institutions. Many of these competitors are significantly larger and have greater financial resources than Washtenaw. Mortgage banking is a highly competitive market. The underwriting guidelines and servicing requirements set by the participants in the secondary markets are standardized. As a result, mortgage banking products (principally mortgage loans and the servicing of these loans) have become difficult to differentiate. Mortgage bankers compete primarily on the basis of price or service, making effective cost management essential. Mortgage bankers generally seek to develop cost efficiencies in one of two ways: economies of scale or specialization. Washtenaw has sought economies of scale through an emphasis on wholesale originations and the introduction of automated processing systems that allow Washtenaw to request and receive credit reports directly into its computer system and then to transmit and receive mortgage approvals and rejections online. Therefore, Washtenaw primarily seeks to distinguish itself by providing quality service through automated processing of loan applications at a price that is below the average of its competition.

         Washtenaw has historically been in the wholesale mortgage origination business. It originates only a minor amount of retail mortgages. Wholesale mortgage sources provide Washtenaw economies of scale by allowing Washtenaw to choose economically favorable geographic markets and purchase loans without leased space or personnel other than individual account executives. All services remain centralized in the home office and one regional office.

Employees

         At September 30, 2003, Washtenaw had 246 full-time employees and seven part-time employees. None of its employees were represented by a collective bargaining agreement. Management of Washtenaw considers its relationship with its employees to be satisfactory.

Economic Conditions

         Washtenaw's profitability, like most mortgage lending companies, is primarily dependent on loan production volumes and the value of its mortgage servicing portfolio, which are highly sensitive to changes in interest rates. Interest rates are highly sensitive to many factors that are beyond the control of Washtenaw, such as inflation, recession, and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on Washtenaw cannot be predicted.

         Interest rate fluctuations generally have a direct impact on a mortgage banking institution's financial performance. Significant increases in interest rates may make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans. As a result, the volume and related income from loan originations may be reduced. Significant increases in interest rates will also generally increase the value of Washtenaw's servicing portfolio, as a result of slower anticipated prepayment activity. Significant decreases in interest rates may enable more potential borrowers to qualify for a mortgage loan, resulting in higher income related to the loan originations. However, significant decreases in interest rates may result in higher anticipated loan prepayment activity and, therefore, reduce the value of the loan servicing portfolio.

Regulation

         The business of Washtenaw is influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions required to comply with its reserve requirements and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the demand for loans and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on Washtenaw of any future changes in monetary and fiscal policies cannot be predicted.

         From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between financial institutions, mortgage companies, and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of financial institutions, bank holding companies, mortgage companies, and other financial services providers are frequently made in the U.S. Congress, in the state legislatures and before various regulatory agencies. The nature and impact on Washtenaw of any future changes in the law or regulations cannot be predicted.

         The mortgage banking operations of Washtenaw are extensively regulated by federal and state governmental authorities and are required to comply with various laws and judicial and administrative decisions. Washtenaw is required to comply with the rules and regulations of the Department of Housing and Urban Development (HUD), Federal Housing Administration, Veteran's Administration, Fannie Mae, Freddie Mac, and Ginnie Mae with respect to originating, underwriting, processing, securitizing, selling, and servicing mortgage loans. Those rules and regulations, among other things, prohibit discrimination, provide for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts. Moreover, lenders such as Washtenaw are required annually to submit audited financial statements to Fannie Mae, Freddie Mac, Ginnie Mae and HUD and to comply with each regulatory entity's own financial requirements, policies, and procedures. Washtenaw's activities must also comply with, among other federal laws, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution, and income level.

         Additionally, various state laws and regulations affect Washtenaw. Washtenaw is licensed as a mortgage banker or regulated lender in those states in which it believes it is required to be licensed. Conventional mortgage operations may also be required to comply with state usury statutes. Federal Housing Administration and Veteran's Administration loans are exempt from the effect of these statutes. Pursuant to state statutes and licensing requirements, states may have the right to conduct financial and regulatory audits of loans under their jurisdiction and to determine compliance with state disclosure requirements and usury laws. Technology

     Washtenaw has made significant technological enhancements. Among the major technological accomplishments for 2002 and 2003, we:

o Completed a major upgrade of our web server and production server to greatly increase both processing speed and capacity.

o Issued another release of our proprietary WMC Net 2.0 program. The latest iteration adds efficiency and enhances user-friendliness.

o Expanded our On-line rate-lock system enabling brokers to order funds for closing and use our system to prepare loan-closing documents for electronic delivery to closing facilities nearly anywhere in the county. This is a major step forward in efficiency and convenience.

o Introduced Fast-Track Processing that will allow select high-quality loans to be approved virtually instantly. Another advantage: Brokers can receive funding almost immediately. This reduction in loan-processing time will set us apart as an industry leader in customer convenience.

o Accomplished the full integration of our new Loan Accelerator On-Line Submission System that vastly improves our efficiency and significantly lowers turn-around time. The new Accelerator program allows for nearly-hands-free loan approvals in a reduced time period.

o Launched a new Internet Chat-Helpline that enables clients to receive on-line answers to common loan questions while they are completing the applications process. This has proven very popular with clients who are still using dial-up access connections.

o And moved forward to streamline our document management capabilities with the start of document imaging. This will enable us to phase out most if not all of the paperwork used in the loan process. In addition to lowering costs, document imaging will appreciably speed the retrieval of loan files.

     During 2003, Washtenaw has worked to enhance the available technology in an effort to streamline the processing of the high loan volume. Specifically, management has expanded the use of document imaging into additional departments. This has reduced costs and improved the efficiency of several processes. Washtenaw has also continued making improvements to the Accelerator On-Line Submission System to limit the time involved in underwriting each loan.

Item 2.  Financial Information

Selected Financial Data

We are providing the following information to aid you in your analysis of Washtenaw Mortgage Company. We derived this financial information presented below from the financial statements of Washtenaw. Data as of December 31, 2002 and 2001 and for periods ended December 31, 2002, 2001 and 2000 were derived from the audited financial statements of the company where applicable. Prior period data and the information provided for September 30, is derived from unaudited financial data but, in our opinion, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of our financial condition and results of operations at that date and for those periods. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in this document.

Summary Financial and Other Data


                                      September 30,                                 December 31,
                                         2003            2002         2001           2000           1999           1998
                                         ----            ----         ----           ----           ----           ----
                                                         (Dollars in thousands, except per share information)
Balance Sheet Data:
   Cash and cash
    equivalents.........................    $100        $100           $100           $100           $100           $   -
   Loans held for sale.................. 149,026    181,058         216,728        81,416         61,237         179,845
   Real estate acquired                      712
    through foreclosure.................              1,217             123            85            293             581
   Mortgage servicing rights............  22,680     13,730          14,825         6,781         11,008          15,485
   Total assets......................... 181,674    206,773         241,476        94,909         76,148         205,873
   Due to Bank..........................  21,413     34,849          32,605        12,507         12,096          38,260
   Repurchase agreements................  56,735     82,988         109,595        38,981         21,845          95,985
   Notes payable........................  51,707     48,249          70,686        26,024         23,378          55,124
   Total liabilities ................... 158,972    188,932         224,916        81,988         62,196         196,839
   Shareholders' equity.................  22,701     17,840          16,561        12,921         13,953           9,034
   Shares outstanding (1)..............4,463,221   4,463,221      4,463,221      4,463,221      4,463,221      4,463,221
   Book value per share.................   $5.09      $4.00           $3.71         $2.89          $3.13           $2.02

 Other Data:
   Number of:
   Wholesale/
    correspondent lending
    offices.............................       2         2              2              2              2                 1
    Full-time equivalent
    employees...........................     246       203            189            151            167               172

(1) Retroactively restated for internal reorganization to reflect The Washtenaw Group for all periods.

Summary of Operations

                                 September 30,                                December 31,
                               2003         2002           2002           2001           2000          1999            1998
                               ----         ----           ----           ----           ----          ----            ----
                                                   (Dollars in thousands, except per share information)
Operations Data:
Interest
  income.................       $10,924       $7,857     $11,401        $14,681         $7,707        $10,335         $10,480
Interest
  expense................         5,375        3,789       5,594          8,394          5,891          7,703           7,901
                                  -----        -----       -----          -----          -----          -----           -----
Net interest income.............  5,549        4,068       5,807          6,287          1,816          2,632           2,579
Servicing income................  5,292        4,535       6,117          2,711          2,610          3,750           2,614
Gain on sales of
  mortgage servicing
  rights and loans, net......... 38,305       17,129      25,012         26,490          7,016         16,102          17,892
Other income....................    800          505         664          1,257            791          1,400           1,594
Mortgage servicing
  rights amortization
  and valuation
  adjustment                      6,545       11,148      13,148          4,180          2,077          2,172           2,549
Other Noninterest expense....... 28,377       14,779      21,714         21,669         11,125         17,029          15,631
                                 ------       ------      ------         ------         ------         ------          ------
Income (loss) before
  provision for income
  taxes and cumulative
  effect of change in
  accounting principle.......... 15,024          310       2,738         10,896          (969)          4,683           6,499
Provision for income
  taxes.........................  5,125          140         948          3,722          (323)          1,609           2,235
                                                 ---         ---          -----          -----          -----           -----
Income (loss) before
  cumulative effect of
  change in accounting
  principle.....................  9,899          170       1,790          7,174          (646)          3,074          4,264
Cumulative effect of
  change in accounting
  principle.....................      -          413         413          (420)              -              -              -
                                 ------          ---  ----------      ---------      ---------     ----------     ----------
Net income
  (loss)...............          $9,899         $583      $2,203         $6,754         $(646)         $3,074         $4,264
                                 ======         ====      ======         ======         ======         ======         ======

Per Share Data:
Earnings (loss) per
  share before
  cumulative effect of
  change in accounting
  principle                   $2.22         $0.04         $0.40           $1.61        $(0.14)         $0.69          $0.96
Earnings per share............$2.22         $0.13         $0.49           $1.51        $(0.14)         $0.69          $0.96
Weighted average number
  of shares outstanding.....4,463,221     4,463,221     4,463,221       4,463,221     4,463,221      4,463,221      4,463,221

Key Operating Ratios


                              September 30,                                         December 31,
                         2003            2002             2002            2001          2000          1999           1998
                         ----            ----             ----            ----          ----          ----           ----
                                               (Dollars in thousands, except per share information)
Performance Ratios:
   Return on
    average assets.......       5.61%         0.49%          1.26%          3.46%         (0.63)%          2.10%          2.35%
   Return on
    average
   common equity........      64.69            4.20          12.02          47.15          (4.75)          26.00          62.87

Mortgage
  Origination and
  Servicing Data:
   Mortgage loans
    originated or
    purchased.............$3,257,050   $ 1,817,254    $ 2,858,692    $ 3,145,973    $ 1,090,551     $ 2,242,217    $ 2,386,591
   Mortgage loans
    sold...................3,286,836     1,894,788      2,895,514      2,982,436      1,057,293       2,360,661      2,295,962
   Mortgage loans
    serviced for
    others.................2,697,211     2,136,161      2,061,004      1,186,054        767,139         939,854      1,610,163
   Book value of
     mortgage
     servicing
     rights...................33,808        24,336         22,638         17,680          7,518          11,633         16,726
   Mortgage
     servicing
     rights
     valuation
     allowance................11,128        10,746          8,908          2,855            737             625          1,241


(1) Return on average assets and equity reflect annualized amounts.

Management's Discussion and Analysis of Financial Condition or Plan of Operation

General

         The Washtenaw Group, Inc. serves as the holding company of Washtenaw. The Washtenaw Group's operations involve correspondent, wholesale and retail mortgage banking. The operation involves the origination and purchase of single-family residential mortgage loans in approximately 40 states, the sale of these loans, usually on a pooled and securitized basis, in the secondary market, and the servicing of mortgage loans for investors.

         The Washtenaw Group's earnings are primarily dependent upon three sources: net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities; fee income from servicing mortgages held by investors; and gains realized on sales of mortgage loans and mortgage servicing rights. These revenues are in turn significantly affected by factors such as changes in prevailing interest rates and in the yield curve (that is, the difference between prevailing short-term and long-term interest rates), as well as changes in the volume of mortgage originations nationwide and prepayments of outstanding mortgages.


Critical Accounting Policies

           Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estmates under different assumptions or conditions.

         The accounting policies that have the greatest impact on the Company's financial condition and results of operations and that require the most judgment are those relating to its mortgage activities, particularly Mortgage Servicing Rights ("MSRs") and the Company's related interest rate risk management activities, as well as litigation and claims. The Company's critical accounting policies involve accounting for gains on sales of loans and mortgage servicing rights, valuation and amortization of MSRs, accounting for derivatives and interest rate risk management activities, and accounting for litigation and claims against the company.

Gain on Sale of Loans and Mortgage Servicing Rights

         The Company securitizes substantially all of the mortgage loans it produces in exchange for all of the beneficial interests in the resulting securities, and the Company sells those securities on a regular basis in the secondary mortgage market. By-products of those securitizations are MSRs which the Company generally either holds as long term investment or sells immediately.

         Loans held for sale are carried at the lower of cost or fair value, in aggregate. Fair value is based on outstanding sales commitment prices for the related loans or stated market prices for similar loans in normal market outlets used by Washtenaw. Mortgage servicing rights are included in the carrying value of loans held for sale until the sale of loans on a servicing retained basis, at which time the servicing rights are established as a separate asset. Gains or losses realized on loan sales are recorded at the settlement date, which is the date the sales price is received and control of the loan has been surrendered to the buyer.

Gains or losses realized on the sale of servicing rights are recorded when title and substantially all risks and rewards of ownership have passed to the buyer, and any protection provisions retained by Washtenaw (such as refunding sales premiums upon prepayment of the related loans within 90-120 days of sale) are minor and can be reasonably estimated.


The following table shows the components of the gain on sales of mortgage servicing rights and loans:


                                  September 30,                                     December 31,
                             2003                2002                2002               2001                2000
Gain/(loss) on
derivative activity          $ (982,029)           $ 335,465        $(2,158,662)        $ 1,459,873          $  259,961
Gain on sale of
loans                         33,914,499          16,353,104          25,239,859         22,474,766           6,225,538
Gain on sale of
servicing                      5,372,108             440,535           1,931,183          2,555,874             530,129
                               ---------             -------           ---------          ---------             -------
Gain on sales of
mortgage servicing
rights and loan              $38,304,578         $17,129,104        $ 25,012,380        $26,490,513         $ 7,015,628
                             ===========         ===========        ============        ===========         ===========

Mortgage Servicing Rights Valuation

         MSRs are recorded based on the present value of the right to service loans in a portfolio. The valuation of MSRs requires that we make estimates of numerous market assumptions. Prepayment speeds, servicing costs, discount rates, and the payment performance of the underlying loans significantly affects our ongoing valuations and the rate of amortization of MSRs. In general, during periods of declining interest rates, the value of MSRs decline due to increasing prepayments attributable to increased mortgage refinancing activity. Impairment valuations are performed by the Company using a discounted cash flow model and market assumptions. The company obtains outside valuations periodically to test the internal valuations performed.

         The recorded values of the MSRs are amortized in proportion to, and over the period of, the anticipated net cash flows from servicing the loans. MSRs are assessed periodically to determine if there has been any impairment to the recorded balance, based on the fair value at the date of the assessment and by stratifying the MSRs based on underlying loan characteristics, including loan type, term, interest rate and the year of capitalization.

         The most significant assumption we use to value mortgage servicing rights is prepayment speed. Prepayment speeds are estimated based on published industry consensus prepayment speeds. Prepayments will increase or decrease in correlation with market interest rates, and actual prepayments generally differ from our initial estimates. If actual prepayment rates are different than we originally estimated, we may receive less mortgage servicing income, which could reduce the value of our mortgage servicing rights. We periodically evaluate our mortgage servicing rights for impairment, which is measured as the excess of carrying value over fair value of each stratum of MSR. In the event of impairment, the adjustment is recognized in our consolidated statements of operations.

         Since prepayments will increase or decrease in correlation with market interest rates the following table shows the sensitivity to changes in mortgage interest rates in the value of MSRs:


Fair value of mortgage servicing rights at September 30, 2003 $23,161,339 Decrease of:
     25 basis points                                             19,922,985
     50 basis points                                             18,201,246
     75 basis points                                             16,971,432
     100 basis points                                            15,987,581
Increase of:
     25 basis points                                             24,104,352
     50 basis points                                             26,318,017
     75 basis points                                             28,531,682
     100 basis points                                            30,499,385

Derivatives and Interest Rate Risk Management Activities

         The Company utilizes derivatives extensively in connection with its interest rate risk management activities. The company is exposed to interest rate risk on loans held for sale and the pipeline of loans in process. As market rates increase or decrease, the market value of loans held for sale and loans in process will decline or increase. To offset this interest rate risk, the Company enters into derivatives, including U.S. Treasury Options and forward contracts to deliver loans and mortgage backed securities. In accordance with SFAS 133, all derivative instruments are recorded at fair value. Accordingly, treasury options and forward contracts are carried at fair value, as determined by the amount payable or receivable to/from the counterparty as if the derivatives were settled at the balance sheet date. The fair value of the forward sales contracts and treasury options are based on the end of the period pricing from Bloomberg.

         The Company may qualify for hedge accounting under SFAS 133 with regard to its interest rate risk management activities for loans held for sale. To qualify for hedge accounting under SFAS 133, the Company must demonstrate, on an ongoing basis, that its interest rate risk management activity is highly effective. If Washtenaw is unable to qualify certain of its interest rate risk management activities for hedge accounting, then the change in fair value of the associated derivative financial instruments would be reflected in current period earnings, but the change in fair value of the related loans held for sale may not, thus creating an earnings mismatch. However, if the activity is highly effective, the change in fair value of the hedged loans held for sale is recorded in earnings, which partially offsets the change in value of the derivatives and thereby reduces the net effect on earnings. Management tests and documents the effectiveness of these hedging activities on a quarterly basis, by documenting that the change in fair value of the derivatives and the hedged loans move in opposite directions within a similar proportion as defined in SFAS 133.

         In connection with its pipeline of loans in process, the Company issues interest rate lock commitments ("IRLCs") to loan applicants and financial intermediaries. The IRLCs guarantee the loan terms for a period of time while the application is in process, primarily between five and 60 days. IRLCs are derivative instruments as defined by SFAS 133 and, therefore, are required to be recorded at fair value with changes in fair value reflected in current period earnings. Changes in the fair value of IRLCs will move in the opposite direction and will partially offset changes in the fair value of treasury options and forward contracts. However, unlike the Company's other derivative instruments, there is no active market for IRLCs that can be used to determine an IRLC's fair value. Consequently, the Company has developed a methodology for estimating the fair value of its IRLCs.

         The Company estimates the fair value of an IRLC based on the change in estimated fair value of the underlying mortgage loan, given the probability that the loan will fund within the terms of the IRLC. The change in fair value of the underlying mortgage loan is based upon quoted secondary market prices. The change in fair value of the underlying mortgage loan is measured from the lock date. Therefore, at the time of issuance the estimated fair value of an IRLC is zero. Subsequent to issuance, the value of an IRLC can be either positive or negative, depending on the change in value of the underlying mortgage loan. The probability that the loan will fund within the terms of the IRLC is driven by a number of factors, in particular, the change, if any, in mortgage rates subsequent to the lock date. In general, the probability increases if mortgage rates rise and decreases if mortgage rates fall. This is due primarily to the relative attractiveness of current mortgage rates compared to the applicant's committed rate. The probability that a loan will fund within the terms of the IRLC also is influenced by the source of the applications, age of the applications and purpose of the loans (purchase or refinance). The Company has developed closing ratio estimates ("Fallout Curves") using its historical empirical data that take into account all of these variables, as well as renegotiations of rate and point commitments that tend to occur when mortgage rates fall. The Fallout Curves are utilized to estimate the quantity of loans that will fund within the terms of the IRLCs.

         Since the treasury options and forward commitments are used to manage the interest rate risk exposure of loans held for sale and IRLCs, it is generally expected that the fluctuations in fair value of the various derivatives and effectively hedged loans will largely, though not entirely, offset so that the net effect on earnings is not material. However, the net effect on earnings will depend on the effectiveness of hedging activities and a variety of other factors, including market interest rate volatility, actual fallout rates, the ability to fill the forward contracts before expiration, and the time period required to close and sell loans.

Litigation and Claims

         The Company is subject to contingent liabilities, including judicial and arbitration proceedings, and other claims arising from the conduct of our business activities. Reserves are established for legal and other claims when it becomes probable that we will incur an expense and the amount can be reasonably estimated. We involve internal and external experts, including attorneys, in assessing probability and in estimating any amounts involved. Throughout the life of a contingency, we or our experts may learn of additional information that can impact our assessments about probability or about the estimates of amounts involved and changes in these assessments can lead to changes in recorded reserves. In addition, the actual costs of resolving these claims may be substantially higher or lower than the amounts reserved for those claims. See
Item 8 - "Legal Proceedings" and the Notes to the consolidated financial statements for a description of significant outstanding litigation and claims. Management does not believe there are presently significant probable losses beyond attorney fees, which are expensed as the legal services are performed.

Comparison of Results of Operations for the Nine Months Ended September 30, 2003 and 2002

General. For the nine months ended September 30, 2003, net income totaled $9.9 million compared to net income of $584,000 for the same period in 2002. The increase in the net income was primarily attributable to the increased mortgage loan production and the decrease in the mortgage loan servicing rights valuation adjustment.

Loan Production. For the nine months ended September 30, loan production totaled $3.2 billion and $1.8 billion for 2003 and 2002 respectively. This represents an increase of $1.4 billion or 78%. Mortgage interest rates reached the lowest levels in recent history which allowed for large quantities of refinancing. At September 30, 2003, the balance of loans with interest rates locked with Washtenaw Mortgage totaled $212.0 million. During the latter part of the third quarter of 2003, interest rates on mortgage loans increased and the result has been a decrease in loan production activity since that time.

Net Interest Income. For the nine months ended September 30, 2003, net interest income was $5.5 million, compared to $4.1 million for the nine months ended September 30, 2002, an increase of $1.4 million or 34%. This increase was primarily due to the increase in average loans held for sale balances and a decrease in borrowing costs. Washtenaw borrowings are variable rates tied to the Federal Funds Rate ("fed funds"). The fed funds rate remained constant for the first nine months of 2003 and decreased during 2002.

Noninterest Income. For the nine months ended September 30, 2003, noninterest income was $44.4 million, compared to $22.2 million for the nine months ended September 30, 2002, an increase of $22.2 million or 100%. This increase was primarily due to increases in the gain on sales of mortgage servicing rights and loans and servicing income. These increases were primarily due to the increase in new loan originations, which allowed for an increase in loans sold to the secondary market during the period ended September 30, 2003. For the nine months ended September 30, 2003, Washtenaw sold $3.3 billion in mortgage loans to the secondary market compared with $1.9 billion during the preceding period. For information on the breakdown of gains on sales of loans and mortgaging servicing rights, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Gain on Sales of Loans and Mortgage Servicing Rights."

Loan Servicing. At September 30, 2003 and 2002, Washtenaw serviced $2.7 billion and $2.1 billion of loans. Washtenaw has retained the servicing on a portion of its new production to offset the normal portfolio runoff that occurs when mortgage interest rates decline. This includes both fixed and variable rate conventional loans as well as loans insured by the Government National Mortgage Association. At September 30, 2003 and 2002, with the exception of servicing related to loans held for sale in Washtenaw's loan portfolio and servicing sold but not yet delivered, all loan servicing was serviced for others. Service fee income, net of amortization, for both the nine months ended September 30, 2003 and 2002, was $966,000 and $1.3 million. The decrease in net service fees is due to the increase in amortization exceeding the increase in gross service fee income. This is the result of the low interest rates causing an increase in actual and expected prepayments, which are used to determine the amortization rate.

Noninterest Expense. For the nine months ended September 30, 2003 and 2002, noninterest expense was $34.9 million and $25.9 million, a difference of $9.0 million between the comparable periods. This increase was primarily due to an increase in compensation and employee benefits of $8.9 million, an increase in the amortization of mortgage loan servicing rights of $1.1 million, and an increase in other noninterest expense of $4.1 million. These were offset by a decrease in the mortgage loan servicing rights valuation adjustment of $5.6 million. The increase in employee compensation and benefits was primarily the result of an increase in personnel and overtime as well as a increase in total commissions paid to the existing sales force as a result of the increase in new loan originations. Washtenaw's sales force is comprised primarily of commission based business consultants who are paid a percentage of the loan production from their customers. In addition, Washtenaw's management receives bonus compensation based on the profitability of the company. During the second quarter and third quarter of 2002 Washtenaw recorded a loss and as a result there was no bonus compensation expense as compared to $4.3 million in bonus compensation expense for the same periods in 2003. The amortization of mortgage loan servicing rights increased due to the increase in the servicing portfolio and the increase in the amortization rate due to the lower interest rates. The increase in other noninterest expense is primarily the result of additional accruals recorded to increase the liability for potential and actual loan repurchases. See Note 15 to the Consolidated Financial Statements for further discussion on the loan repurchase obligations. In addition, many overhead related expenses increased due to the additional mortgage loan production. The mortgage servicing rights valuation adjustment decreased due to the large valuation adjustments previously recorded. The largest decrease in servicing value occurs when the borrower, due to the reduction in interest rates, is first able to refinance and reduce their loan payment. In addition, the lower interest rates decreased the value of the new servicing assets recorded during 2003 which resulted in a reduced valuation adjustment as interest rates decreased during the year. Also, interest rates increased during September relative to the rates available in May, June and July which resulted in a positive valuation adjustment during the quarter ended September 30, 2003.

Provision for Income Taxes. For the nine months ended September 30, 2003 and 2002, the provision for income taxes was $5.1 million and $140,000, a difference of approximately $5.0 million between the comparable periods. The increase was due to increased pre-tax income. The effective tax rate for both periods was constant at 34%.


Comparison of Results of Operations for the Years Ended December 31, 2002 and
2001

         General. The Washtenaw Group's net income for the year ended December 3l, 2002 was $2.2 million or $0.59 per share, compared to $6.8 million or $1.53 per share, for the year ended December 31, 2001. The decrease of $4.6 million for the year ended December 31, 2002 was primarily the result of increases in amortization of mortgage servicing rights and mortgage servicing rights valuation adjustments, partially offset by increases in noninterest income including servicing income and gains on sales of mortgage servicing rights.

         Loan Production. The volume of loans produced for the year ended December 31, 2002 totaled nearly $2.9 billion, as compared to $3.1 billion for the year ended December 31, 2001, reflecting a decrease of $252.0 million, or approximately 9%. The decrease in loan production was due to a moderate reduction in loan production during the summer months in 2002 compared to 2001. During 2002, mortgage rates started to decrease at the end of the second quarter, however it took several months before Washtenaw's volume began to improve.

         At December 31, 2002 and 2001, Washtenaw's pipeline of locked loans in process was $240.0 million and $128.0 million, respectively. Historically, approximately 75% to 90% of the locked pipeline of loans in process have funded. For the year ended December 31, 2002, Washtenaw received 33,738 new loan applications compared to 47,472 new loan applications received for the year ended December 31, 2001. These new loan applications result in an average daily rate of applications of $16.5 million and $22.1 million for 2002 and 2001 respectively. The factors that affect the percentage of applications received and funded during a given time period include the movement and direction of interest rates, the average length of loan commitments issued, the creditworthiness of applicants, Washtenaw's loan processing efficiency, and loan pricing decisions.

         Net Interest Income. Net interest income (interest earned net of interest charges) totaled $5.8 million for the year ended December 31, 2002, as compared to $6.3 million for the year ended December 31, 2001, representing a decrease of $500,000 or approximately 8%. The change was primarily due to the decrease in the average yield on loans held for sale due to the declining interest rate environment.

         Noninterest Income. Gain on sales of mortgage servicing rights and loans for the year ended December 31, 2002 totaled $25.0 million. For the year ended December 31, 2001, gain on sale of mortgage servicing rights and loans was $26.5 million. The $1.5 million decrease represents a 6% decrease between periods. This is consistent with decrease in mortgage loan production during the years.

Gain on sale of mortgage servicing rights and loans, included concurrent sales of servicing rights. The gain on sale of mortgage servicing rights and loans resulted from the sale of loans with an aggregate principal balance of approximately $2.9 billion for the year ended December 31, 2002 as compared to $3.0 billion for the year ended December 31, 2001. For the year ended December 31, 2001 Washtenaw sold servicing rights on approximately half of its current production under a concurrent transfer agreement. For information on the breakdown of gains on sales of loans and mortgaging servicing rights, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Gain on Sales of Loans and Mortgage Servicing Rights."

         Loan Servicing. At December 31, 2002, Washtenaw serviced, including loans held for sale, $2.3 billion of loans compared to $1.6 million at December 31, 2001, an increase of 44%. At December 31, 2002 and 2001, with the exception of servicing related to loans held for sale all loan servicing was servicing for others. The increase in Washtenaw's servicing portfolio during the year ended December 31, 2002 was the result of management's decision to retain the mortgage loan servicing rights on a larger percentage of its loan production. The weighted-average interest rate of mortgage loans in Washtenaw's servicing portfolio at December 31, 2002 was 6.61% compared to 7.00% at December 31, 2001. The decrease in the weighted average interest rate of mortgage loans in Washtenaw's servicing portfolio is primarily the result of portfolio turnover during an industry-wide decreasing interest rate environment.

         Washtenaw recorded amortization and net impairment of its mortgage servicing rights for the year ended December 31, 2002 of $13.1 million (consisting of amortization of $4.5 million and impairment of $8.6 million), compared to $4.2 million (consisting of amortization of $2.1 million and impairment of $2.1 million) for the year ended December 31, 2001. The factors affecting the amount of amortization and impairment of mortgage servicing rights recorded in an accounting period include the loan type (conventional fixed or adjustable rate), the term (15, 20, or 30 year or balloon), the date of loan acquisition, the cost of servicing the loans based on the industry, and the actual and assumed prepayment and interest rates. For further information related to the amortization and impairment of mortgage servicing rights, see the previous discussion under "Critical Accounting Policies" and Note 1 to the Consolidated Financial Statements under the subheading "Mortgage Servicing Rights, Net."

         Income from servicing operations totaled $6.1 million for the year ended December 31, 2002. For the year ended December 31, 2001, servicing income was $2.7 million. Beginning in the fourth quarter of 2001, Washtenaw has retained a higher percentage of its loan production. This was due to the decrease in servicing premiums being paid in the concurrent market industry wide. While this strategy resulted in $8.6 million in loan servicing right valuation adjustments, management believes at the current prices, retaining a portion of the current production is the prudent long term strategy.

         During the year ended December 31, 2002, the prepayment rate of Washtenaw's servicing portfolio was 22.88%, compared to 20.19% for the year ended December 31, 2001. In general, the prepayment rate is affected by the level of refinance activity, which in turn is driven by the relative level of mortgage interest rates, and activity in the home purchase market. While the prepayment rate did not increase significantly, the actual loan payoffs increased to $495.5 million for the year ended December 31, 2002 compared to $215.3 million for the year ended December 31, 2001. This increase in actual prepayments as well as the increase in projected prepayments was the primary factor in the mortgage servicing rights valuation adjustments during 2002.

         Compensation and Employee Benefits Expense. Compensation and benefits totaled $14.4 million for the year ended December 31, 2002 compared to $15.3 million for the year ended December 31, 2001, representing a decrease of approximately $900,000 or 6%. The decrease during 2002 was the result of a decrease in commissions paid to the business consultants at Washtenaw due to the decreased loan production. The decrease also was the result of a reduction in bonus compensation paid at Washtenaw as a result of the reduction in earnings. These were offset by an increase in overall compensation paid to hourly employees due to the increase in the number of employees and health care costs.

         Other Noninterest Expense. Other noninterest expenses totaled $5.0 million for the year ended December 31, 2002 compared to $4.1 million for the year ended December 31, 2001, representing an increase of $900,000 or 22%. Other noninterest expense consists primarily of office and computer supplies, legal, auditing and servicing foreclosure expenses. The increase during 2002 was primarily attributable to the increase in operations and staffing levels of Washtenaw during the year.

         Provision for Income Taxes. For the year ended December 31, 2002 and 2001, the provision for income taxes was $948,000 and $3.7 million, a difference of $2.8 million between the comparable periods. The increase was due to increased pre-tax income. The effective tax rate for both periods was constant at 34%.

Comparison of Results of Operations for the Years Ended December 31, 2001 and
2000

         General. The Washtenaw Group's net income for the year ended December 3l, 2001 was $6.8 million or $1.53 per share, compared to a net loss of $646,000 or $0.15 per share, for the year ended December 31, 2000. The increase of $7.4 million for the year ended December 31, 2001 was primarily the result of increases in net interest income and noninterest income including servicing income and gains on sales of mortgage servicing rights offset partially by increases in noninterest expense.

         Loan Production. The volume of loans produced for the year ended December 31, 2001 totaled $3.1 billion, as compared to $1.1 billion for the year ended December 31, 2000, reflecting an increase of $2.0 billion, or approximately 180%. The increase in loan production was a result of the decreasing mortgage interest rates within the mortgage banking industry.

         At December 31, 2001 and 2000, Washtenaw's pipeline of loans in process was $128.0 million and $42.4 million, respectively. Historically, approximately 75% to 90% of the pipeline of loans in process has funded. For the year ended December 31, 2001, Washtenaw received 47,472 new loan applications compared to 23,678 new loan applications received for the year ended December 31, 2000. These new loan applications result in an average daily rate of applications of $22.1 million and $9.2 million for 2001 and 2000 respectively. The factors that affect the percentage of applications received and funded during a given time period include the movement and direction of interest rates, the average length of loan commitments issued, the creditworthiness of applicants, Washtenaw's loan processing efficiency, and loan pricing decisions.

         Net Interest Income. Net interest income (interest earned net of interest charges) totaled $6.3 million for the year ended December 31, 2001, as compared to $1.8 million for the year ended December 31, 2000, representing an increase of $4.5 million or approximately 250%. The change was primarily due to an increase in the average balance in loans held for sale as well as a reduction in interest rates on the warehouse line and repurchase agreements.

         Noninterest Income. Gain on sales of mortgage servicing rights and loans for the year ended December 31, 2001 totaled $26.5 million. For the year ended December 31, 2000, gain on sale of mortgage servicing rights and loans was $7.0 million. The $19.5 increase represents a 278% increase between periods. The overall cost of purchasing servicing rights decreased during 2001 as the industry volume of new loan originations increased. The increase in new loan originations resulted in an environment that allowed Washtenaw to pay a lower premium to attract new loans. As a result, gain on sale of mortgage servicing rights and loans increased due to both increased volume of loan sales and a higher profit margin on the sales.

Gain on sale of mortgage servicing rights and loans, included concurrent sales of servicing rights. The gain on sale of mortgage servicing rights and loans resulted from the sale of loans with an aggregate principal balance of approximately $3.0 billion for the year ended December 31, 2001 as compared to $1.1 billion for the year ended December 31, 2000. For the year ended December 31, 2001 Washtenaw sold servicing rights on the majority of its current production under a concurrent transfer agreement. For information on the breakdown of gains on sales of loans and mortgaging servicing rights, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Gain on Sales of Loans and Mortgage Servicing Rights."

         Loan Servicing. At December 31, 2001, Washtenaw serviced, including mortgage loans held for sale, $1.6 billion of loans compared to $907.1 million at December 31, 2000, an increase of 77%. At December 31, 2001 and 2000, with the exception of servicing related to loans held for sale all loan servicing was servicing for others. The increase in Washtenaw's servicing portfolio during the year ended

December 31, 2001 was the result of loan originations increasing industry wide thus causing Washtenaw's mortgage servicing portfolio to increase as well. The weighted-average interest rate of mortgage loans in Washtenaw's servicing portfolio at December 31, 2001 was 7.00% compared to 7.65% at December 31, 2000. The decrease in the weighted average interest rate of mortgage loans in Washtenaw's servicing portfolio is primarily the result of portfolio turnover during an industry-wide decreasing interest rate environment.

         Income from servicing operations totaled $2.7 million for the year ended December 31, 2001. For the year ended December 31, 2000, servicing income was $2.6 million. The consistency year over year was the result of the servicing portfolio remaining approximately the same size during the majority of the year. During the fourth quarter of 2001, Washtenaw retained a higher percentage of its loan production. This was due to the decrease in servicing premiums being paid in the concurrent market industry wide. Management believes at the current prices, retaining a portion of the current production was the prudent long term strategy.

         During the year ended December 31, 2001, the prepayment rate of Washtenaw's servicing portfolio was 20.19%, compared to 9.96% for the year ended December 31, 2000. In general, the prepayment rate is affected by the level of refinance activity, which in turn is driven by the relative level of mortgage interest rates, and activity in the home purchase market.

         Washtenaw recorded amortization and net impairment of its mortgage servicing rights for the year ended December 31, 2001 of $4.2 million (consisting of amortization of $2.1 million and impairment of $2.1 million), compared to $2.1 million (consisting of amortization of $2.0 million and impairment of $100,000) for the year ended December 31, 2000. The factors affecting the amount of amortization and impairment of mortgage servicing rights recorded in an accounting period include the loan type (conventional fixed or adjustable rate), the term (15, 20, or 30 year or balloon), the date of loan acquisition, the cost of servicing the loans based on the industry, and the actual and assumed prepayment and interest rates. For further information related to the amortization and impairment of mortgage servicing rights, see the previous discussion under "Critical Accounting Policies" and Note 1 to the Consolidated Financial Statements under the subheading "Mortgage Servicing Rights, Net."

         Compensation and Employee Benefits Expense. Compensation and benefits totaled $15.3 million for the year ended December 31, 2001 compared to $7.4 million for the year ended December 31, 2000, representing an increase of approximately $7.9 million or 107%. The increase during 2001 was the result of an increase in the full time equivalent employees from 183 at December 31, 2000 to 224 at December 31, 2001. The number of full time equivalent employees increased industry wide during the year to handle the additional residential mortgage loan originations and additional support staff was added to the retail banking operations. The increase was also attributable to the $2.2 million or 225% increase in commissions paid by Washtenaw to its sales force as a result of the increase in originations as well as the payment of $3.5 million in bonuses to the employees and management of the company for meeting corporate objectives. This compares to the approximate $45,000 in bonuses paid in the year 2000.

         Other Noninterest Expense. Other noninterest expenses totaled $4.1 million for the year ended December 31, 2001 compared to $2.1 million for the year ended December 31, 2000, representing an increase of $2.0 million or 49%. Other noninterest expense consists primarily of office and computer supplies, legal, auditing and servicing foreclosure expenses. The increase during 2001 was primarily attributable to the increase in operations and staffing levels of Washtenaw during the year.

         Provision for Income Taxes. For the year ended December 31, 2001 and 2000, the provision for income taxes was $3.7 million and $323,000 tax benefit, a difference of 4.0 million between the comparable periods. The increase was due to increased pre-tax income. The effective tax rate for both periods was constant at approximately 34%.

Contractual Obligations

         The following table provides information about Washtenaw's contractual obligations as of December 31, 2002.


                                                                                                           More than 5
Contractual Obligations                 Total        Less than 1 year      1-3 years        3-5 years         years
                                        -----                    ----      ---------        ---------         -----
Short-term Borrowings (1)             $166,086,363        $166,086,363           $     -         $     -         $     -
Long-Term Debt                                   -                   -                 -               -               -
Capital Lease Obligations                        -                   -                 -               -               -
Operating Leases                         2,462,472             575,346           879,294       1,007,832               -
Other Long-Term Liabilities
Reflected on the Registrant's                     -                  -                 -               -               -
                                   ---------------- ------------------- ----------------- ---------------  -------------
Balance Sheet Under GAAP                         -                   -                 -               -               -
                                                 -                   -                 -               -               -
Total                                 $168,548,835        $166,661,709         $ 879,294      $1,007,832         $     -
                                      ============        ============         =========      ==========         =======


(1) Short-term borrowings include due to bank, notes payable and repurchase agreements.

Off-Balance Sheet Arrangements

Reinsurance Agreement

         Washtenaw has entered into an agreement with a large insurance company to share in the risk of loss on certain mortgage loans that require primary mortgage insurance ("PMI"). The agreement requires that Washtenaw is responsible for a portion of the losses incurred on loans designated for this agreement and in return, Washtenaw receives a portion of the PMI premiums collected. Washtenaw is responsible for any claims made on the loans that are designated as part of the agreement that fall between five and ten percent of the unpaid principal of loans for each calendar year loans were designated for the plan. The insurance company is responsible for claims paid up to five percent and over ten percent of the unpaid principal balance. Washtenaw is also required to pay various fees related to the management of the program. Washtenaw recognizes revenue and expenses as the premiums are earned and management fees are incurred, and records a liability for any probable and estimable losses that expect to be incurred.

         As part of the agreement, Washtenaw is required to deposit 10% of insured risk and all premiums earned into a trust account until it has accumulated enough reserves as defined by the agreement. Washtenaw's liability is limited to the amount in the trust account plus any premiums not yet remitted by the insurance company. At this time, management does not believe that any losses have been incurred under this agreement based on claims reported and historical claims rates for all loans originated, and no liability has been recorded.

         The following table provides additional information regarding the reinsurance agreement at the following dates:


                                  Nine Months Ended                                Years ended
                                    September 30                                  December 31,
                                    ------------                                  ------------
                                2003             2002              2002                2001               2000
                                ----             ----              ----                ----               ----
Premium revenue               $403,722         $134,196          $179,024            $61,768              5,552
Reinsurance risk assumed
by Washtenaw                  8,140,226       2,775,497         3,967,628           1,511,435            266,529
Amount of claims payable
prior to Washtenaw's
responsibility                8,140,226       2,775,497         3,967,628           1,511,435            266,529
Claims Paid to date            100,457          68,648            97,532                -                   -
Trust account balance
plus unremitted premiums       832,681         341,260           420,163             163,367             35,780

FINANCIAL CONDITION

         The following is a discussion of the consolidated balance sheet of Washtenaw.

ASSETS

         At September 30, 2003, total assets of Washtenaw equaled $181.7 million as compared to $206.8 million at December 31, 2002, and $241.5 million at December 31, 2001. The fluctuations are primarily due to the changes in the balance of loans held for sale. These changes occur due to increases and decreases in the interest rates available for residential mortgage loans.

Loans Held for Sale

         Loans held for sale were $149.0 million at September 30, 2003 compared to $181.1 million at December 31, 2002 and $216.7 million at December 31, 2001. The fluctuations were caused by the various levels of refinance activity at Washtenaw resulting from the changes in mortgage interest rates. Throughout the third quarter of 2003, mortgage interest rates were rising relative to recent history.

Mortgage Servicing Rights

         Total mortgage servicing rights were $22.7 million at September 30, 2003, a $9.0 million increase from $13.7 million at December 31, 2002 and an increase of $7.9 million compared to December 31, 2001. The mortgage servicing portfolio increased from $2.4 billion at December 31, 2002 to $2.7 billion at September 30, 2003, as Washtenaw retained the servicing rights on a portion of current mortgage loan production. This increase in the servicing portfolio resulted in net additions to the mortgage servicing rights asset of $15.4 million for the nine months ended September 30, 2003. However, these additions were offset by $6.5 million of amortization and impairment valuation adjustments on the servicing rights for the nine months ended September 30, 2003. The impairment valuation adjustments were due to a significant decrease in mortgage interest rates, during the first two quarters of year. These were offset by an increase in mortgage interest rates in the quarter ended September 30, 2003. Changes in mortgage interest rates affect expected prepayment speeds, which project the expected runoff of the mortgage loan servicing portfolio based on comparisons between the interest rates of the loans in the portfolio and current market interest rates.

Washtenaw does not currently use any hedges on its mortgage loan servicing portfolio, as management believes that current mortgage loan production and an aggressive retention program will serve to limit its exposure to declining interest rates. In general, servicing right values tend to decline in a falling interest rate environment and increase in a rising interest rate environment. Management cannot predict future market interest rate levels or the magnitude of future servicing valuation adjustments; however, the potential for further impairment charges exist depending on the mortgage interest rate environment.

LIABILITIES

         At September 30, 2003, the total liabilities of Washtenaw were $159.0 million as compared to $188.9 million at December 31, 2002, and $224.9 million at December 31, 2001. The fluctuations were primarily due to changes in due to bank, notes payable, and repurchase agreements. These changes occur due to increases and decreases in the interest rates available for residential mortgage loans.

Due to Bank

Due to bank was $21.4 million at September 30, 2003 compared to $34.8 million at December 31, 2002 and $32.6 million at December 31, 2001. The fluctuations were due to changes in mortgage loan production, particularly near the end of the quarter, at Washtenaw. Due to Bank represents the drafts provided to fund the loans purchased by Washtenaw that have not yet been presented and cleared the bank.

Notes Payable

         Notes payable was $51.7 million at September 30, 2003 compared to $48.2 million at December 31, 2002 and $70.7 million at December 31, 2001. The fluctuations were primarily caused by changes in the loans held for sale balance. The notes payable represent the warehouse line of credit that Washtenaw uses, along with repurchase agreements, to fund its loan production until such time that the loans are sold to the secondary market. Therefore, the total notes payable and repurchase agreement balance will generally move in correlation with the loans held for sale balance.

Other Liabilities

Other liabilities were $29.1 million at September 30, 2003 compared to $22.8 million at December 31, 2002 and $12.0 million at December 31, 2001. The increases are due to the increase in GNMA repurchase options, the liability recorded for repurchase obligations and the fair value adjustments for derivative activity. GNMA repurchase options for September 30, 2003, December 31, 2002 and December 31, 2001 was $7.7 million, $8.1 million and zero. GNMA repurchase options reflect Washtenaw's right, but not a requirement, to repurchase loans from GNMA securities if certain parameters related to payment history of the loan are met. See Note 1 to the Consolidated Financial Statements for further discussion on the GNMA repurchase option. The liability recorded for repurchase obligations for September 30, 2003, December 31, 2002 and December 31, 2001 was $2.2 million, $632,000 and $477,000. The increase reflects the increase in repurchase requests Washtenaw has received during the periods presented. For further information related to the repurchase obligations, see the previous discussion under "Critical Accounting Policies" under the subheading litigation and claims and Note 15 to the Consolidated Financial Statements. The fair value adjustment recorded for derivative activity for September 30, 2003, December 31, 2002 and December 31, 2001 were $3.9 million, $2.5 million and zero. The increase is a reflections of both market interest rate activity and forward contracts at the end of each period.

Repurchase Agreements

         Repurchase agreements were $56.7 million at September 30, 2003 compared to $83.0 million at December 31, 2002 and $109.6 million at December 31, 2001. The fluctuations in the repurchase agreements were primarily the result of the changes in the balance of loans held for sale. Washtenaw uses repurchase agreements, in addition to its warehouse line of credit, as a means to fund the loans that it purchases. Therefore, much like the notes payable balance, the repurchase agreements balance will move in correlation to the loans held for sale balance.

Liquidity and Capital Resources

         Liquidity refers to the ability or the financial flexibility to manage future cash flows fund operations on a timely and cost-effective basis. The Washtenaw Group's primary source of funds is dividends paid by Washtenaw Mortgage.

         Washtenaw's sources of cash flow include cash from gains on sale of mortgage loans and servicing, net interest income, servicing fees, and borrowings. Washtenaw sells its mortgage loans generally on a monthly basis to generate cash for operations. Washtenaw's uses of cash in the short-term include the funding of mortgage loan purchases and originations and purchases of mortgage servicing rights, payment of interest, repayment of amounts borrowed pursuant to warehouse lines of credit, operating and administrative expenses, income taxes and capital expenditures. Long-term uses of cash may also include the funding of securitization activities or portfolios of loan or servicing assets.

         Washtenaw funds its business through the use of a warehouse line of credit and the use of agreements to repurchase. The warehouse line of credit has a limit of $90.0 million, of which $7.2 million represents a working capital sublimit. Borrowing pursuant to the warehouse line of credit totaled $51.7 million at September 30, 2003, $48.2 million at December 31, 2002 and $70.7 million at December 31, 2001. The interest rate on the warehouse line of credit is the Federal Funds Rate plus 1.50% resulting in an effective rate of 2.50% at September 30, 2003, 2.75% at December 31, 2002 and 3.25% at December 31, 2001.
The interest rate on the working capital portion of the line of credit is the Federal Funds Rate plus 2.25%. The warehouse line of credit is payable on demand. The terms of the warehouse line of credit impose certain limitations on the operations of Washtenaw. Pursuant to the warehouse line of credit, Washtenaw must maintain a minimum servicing portfolio of $800.0 million, a minimum net worth of $12.0 million calculated in accordance with accounting principles generally accepted in the United States, and a minimum adjusted tangible net worth of $17.0 million. Washtenaw must also maintain a ratio of total indebtedness to adjusted tangible net worth of less than twelve to one and maintain a ratio of adjusted total indebtedness to adjusted tangible net worth of less than one to one. For purposes of the warehouse line of credit, adjusted tangible net worth is defined as the excess of total assets over total liabilities, with certain additions and subtractions as specified in the warehouse line of credit agreement, primarily related to mortgage servicing rights and deferred taxes. As of September 30, 2003, Washtenaw's servicing portfolio totaled $2.7 billion, net worth calculated in accordance with accounting principles generally accepted in the United States was $22.7 million and adjusted tangible net worth was $30.6 million. Washtenaw's ratio of total indebtedness to adjusted tangible net worth was 2.9 and adjusted total indebtedness to adjusted tangible net worth was 0.73. Washtenaw met all of these covenants during all time periods reported.

         Washtenaw also enters into sales of mortgage loans pursuant to agreements to repurchase. These agreements typically have terms of less than 90 days and are treated as a source of financing. The weighted average interest rate on these agreements to repurchase was 1.90% at September 30, 2003, 2.15% at December 31, 2002 and 2.65% at December 31, 2001.

         The Washtenaw Group's ability to continue to purchase loans and mortgage servicing rights and to originate new loans is dependent in large part upon its ability to sell the mortgage loans at par or for a premium or to sell the mortgage servicing rights in the secondary market in order to generate cash proceeds to repay borrowings pursuant to the warehouse facility, thereby creating borrowing capacity to fund new purchases and originations. The value of and market for The Washtenaw Group's loans and mortgage servicing rights are dependent upon a number of factors, including the borrower credit risk classification, loan-to-value ratios and interest rates, general economic conditions, warehouse facility interest rates, and governmental regulations. A significant amount of The Washtenaw Group's loan production in any month is funded during the last several business days of that month.

         The Washtenaw Group generally grants commitments to fund mortgage loans for up to 60 days at a specified term and interest rate. The commitments are commonly known as rate-lock commitments. At September 30, 2003 and December 31, 2002, The Washtenaw Group had outstanding rate-lock commitments to lend of $212.1 million and $240.0 million for mortgage loans. Because these commitments may expire without being drawn upon, they do not necessarily represent future cash commitments. Also, as of September 30, 2003 and December 31, 2002, The Washtenaw Group had outstanding commitments to sell $214.8 million and $232.5 million of mortgage loans. These commitments will be funded within 90 days.

Impact of New Accounting Standards

In June, 2001 the Financial Accounting Standards Board (FASB) issued accounting standard SFAS 143, Accounting for Asset Retirement Obligations. This statement covers the removal of a long term asset from service. The statement was effective for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a material effect on the financial statements.

In August, 2001 the FASB issued accounting standard SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets. This statement covers the impairment, abandonment or sale of long lived assets. The statement was effective for fiscal years beginning after December 15, 2001. The adoption of this statement did not have a material effect on the financial statements.

In April, 2002 the FASB issued accounting standard SFAS 145, Rescission of FASB Statement 4, 44, and 64, Amnedment of FASB Statement 13, and Technical Corrections. This statement modifies the reporting of gains and losses from extinguishments of debt, accounting for intangible assets of motor carriers and accounting for leases. The statement was effective for fiscal years beginning after May 15, 2002. The adoption of this statement did not have a material effect on the financial statements.

In June, 2002 the FASB issued accounting standard SFAS 146, Accounting for Cost Associated with Exit or Disposal Activities. This statement requires a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The statement was effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the financial statements.

In October, 2002 the FASB issued accounting standard SFAS 147, Acquisitions of Certain Financial Institutions. This statement relates to the application of the purchase method of accounting to financial institutions. The statement was effective for acquisitions dated after October 1, 2002. The adoption of this statement did not have a material effect on the financial statements.

In December, 2002 the FASB issued accounting standard SFAS 148, Accounting for Stock Based Compensation - Transition and Disclosure . This statement provided alternatives for companies that adopt the fair value based method of accounting for stock-based employee compensation and revised stock compensation disclosure requirements. The disclosure requirements were effective for fiscal years ending after December 15, 2002, and other provisions are required for fiscal years beginning after December 15, 2003. The adoption of this statement did not have a material effect on the financial statements, as the Company does not currently have stock options outstanding and the Company does not expect to adopt a fair value method of accounting.

The FASB recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, both of which generally become effective in the quarter beginning July 1, 2003.

SFAS No. 149, amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of this statement is not expected to have a material effect on the financial statements.

Under SFAS No. 150, certain liabilities and equity instruments, mandatorily redeemable instruments such as trust preferred securities are considered liabilities and not part of mezzanine (or temporary) equity. The company does not have any of these instruments and, therefore, adoption of this statement is not expected to have an impact on the financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 "Consolidation of Variable Interest Entities" which requires the consolidation of certain entities, including special purposes entities (SPE's), by a company if it is determined to be the primary beneficiary of the variable interest entity's operating activities. The adoption of this interpretation on January 31, 2003 did not have a material impact on Washtenaw and the fourth quarter 2003 effective date for previously acquired variable interest entities is not expected to materially impact Washtenaw.

         In November 2002, FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor's obligations. In addition, beginning in 2003, FIN 45 requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. The adoption of FIN 45 on January 1, 2003 did not have a material impact on Washtenaw.

Impact of Inflation and Changing Prices

         The Consolidated Financial Statements and Notes thereto presented in this Form 10 have been prepared in accordance with accounting principles generally accepted in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of The Washtenaw Group's operations. Unlike most industrial companies, nearly all the assets and liabilities of Washtenaw's are monetary in nature. As a result, interest rates have a greater impact on The Washtenaw Group's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Quantitative and Qualitative Disclosures About Market Risk

         The principal objective of Washtenaw's interest rate risk management is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given Washtenaw's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Washtenaw's Interest Rate Risk Management Policy. Through this management, Washtenaw seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors of Washtenaw is responsible for reviewing interest rate risk position. The Board of Directors reviews the interest rate risk position on a quarterly basis. In connection with this review, the Board of Directors evaluates Washtenaw's business activities and strategies, the effect of those strategies on Washtenaw's net interest margin, the market value of the loans, and mortgage servicing rights, and the effect the changes in interest rates will have on Washtenaw's loan and servicing portfolios and exposure limits.

         The continuous movement of interest rates is certain, however, the extent and timing of these movements is not always predictable. Any movement in interest rates has an effect on Washtenaw's profitability. The value of loans, which Washtenaw has either originated or purchased or committed to originate or purchase, decreases as interest rates rise and conversely, the value increases as interest rates fall. The value of mortgage servicing rights tends to move inversely to the value of loans, increasing in value as interest rates rise and decreasing in value as interest rates fall. Washtenaw also faces the risk that rising interest rates could cause the cost of interest-bearing liabilities, such as loans and borrowings, to rise faster than the yield on interest-earning assets, such as loans and investments. Washtenaw's interest rate spread and interest margin may be negatively impacted in a declining interest rate environment even though Washtenaw generally borrows at short-term interest rates and lends at longer-term interest rates. This is because loans and other interest-earning assets may be prepaid and replaced with lower yielding assets before the supporting interest-bearing liabilities reprice downward. Washtenaw's interest margin may also be negatively impacted in a flat- or inverse-yield curve environment. Mortgage origination activity tends to increase when interest rates trend lower and decrease when interest rates rise. In turn, this effects the prepayment speed of loans underlying Washtenaw's mortgage servicing rights.

         Because it is unlikely that any particular movement in interest rates could affect only one aspect of Washtenaw's business, many of Washtenaw's products are naturally self-hedging to each other. For instance, the decrease in the value of Washtenaw's mortgage servicing portfolio associated with a decline in interest rates usually will not occur without some degree of increase in new mortgage loan production, which may offset the decrease in the value of the mortgage servicing portfolio.

         Washtenaw's primary strategy to control interest rate risk is to sell substantially all loan production into the secondary market. This loan production is typically sold with servicing retained. To further control interest rate risk related to its loan servicing portfolio, Washtenaw typically sells the servicing for most of its loans within one year of the origination of the underlying loan. The turnover in the loan servicing portfolio assists Washtenaw in maintaining a more stable value of the servicing portfolio by holding servicing on loans that, historically, are least likely to be refinanced in the short term. Washtenaw further attempts to mitigate the effects of changes in interest rates through the use of forward sales of anticipated loan closings and diligent asset and liability management.

         The primary market risk facing Washtenaw is interest rate risk. From an enterprise perspective, Washtenaw manages this risk by striving to balance its loan origination and loan servicing businesses, which are counter cyclical in nature. In addition, Washtenaw utilizes various hedging techniques to manage the interest rate risk related specifically to its committed pipeline loans, mortgage loan inventory, and mortgage servicing rights. Washtenaw primarily utilizes forward sales of mortgage-backed securities and purchases of mortgage-backed securities put options. These instruments most closely track the performance of Washtenaw's committed pipeline of loans because the loans themselves can be delivered directly into these contracts. Washtenaw may also use other hedging techniques, including the use of forward U.S. treasury notes and bond sales and purchases (long/short OTC cash forward contracts); U.S. treasury futures contracts (long/short CBOT futures); U.S. treasury futures options contracts (long/short CBOT futures options); private mortgage conduit mandatory forward sales (mandatory rate locks); and private mortgage conduit best-effort rate locks (best-effort rate locks).

         The overall objective of Washtenaw's interest rate risk management policies is to offset changes in the values of these items resulting from changes in interest rates. Washtenaw does not speculate on the direction of interest rates in its management of interest rate risk.

         The following table provides information about Washtenaw's financial instruments that are sensitive to changes in interest rates as of September 30, 2003. Loans held for sale, are shown in the period in which they are expected to be sold.


                                                    (Dollars in thousands)
                                                                                                                    Fair Value
                                           2003       2004      2005      2006      2007     Thereafter    Total     9/30/2003
                                           ----       ----      ----      ----      ----     ----------    -----     ---------
Rate sensitive assets:
Fixed interest rate loans held for
sale                                      $109,852     --       --         --        --          --       $109,852     $112,377
  Average interest rate                      6.13%     --        --        --        --          --
Variable interest rate loans held for
sale                                       $39,174     --        --        --        --          --        $39,174      $40,319
  Average interest rate                      4.88%     --        --        --        --          --
U.S. Treasury Options
  Notional amount                          $20,000     --        --        --        --          --        $20,000         $322
  Weighted average strike price              0.48%     --        --        --        --          --
Forward Loan Sales Contracts                           --        --        --        --          --
  Notional amount                         $214,781     --        --        --        --          --       $214,781     $(3,854)
  Weighted average sales price             102.22%     --        --        --        --          --
                                                       --        --        --        --          --
Rate sensitive liabilities:                            --        --        --        --          --
Notes payable                              $51,707     --        --        --        --          --        $51,707      $51,707
  Average interest rate                      2.50%     --        --        --        --          --
Repurchase agreements                      $56,735     --        --        --        --          --        $56,735      $56,735
  Average interest rate                      1.90%     --        --        --        --          --
Loan Rate Lock Commitments                             --        --        --        --          --
  Notional amount                         $212,153     --        --        --        --          --       $212,153       $1,240
  Weighted average interest rate             5.95%     --        --        --        --          --

Security Ownership of Certain Beneficial Owners and Management

         The following table shows the number of shares and percentage of all shares of Washtenaw's common stock outstanding as of September 30, 2003, and the number of shares and percentage of all shares of Washtenaw Group's common stock outstanding following the distribution, held or to be held by (i) any person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding common stock, (ii) each director, (iii) each "Named Executive Officer" of the Company, and (iv) all directors and executive officers as a group.


                                              Before Distribution                      After Distribution
Name and Address of                  Number of Shares        Percent of       Number of Shares        Percent of
Beneficial Owner (1)                        (2)                Class                (2)                 Class
--------------------                        ---                -----                ----                -----
Pelican Financial, Inc.                4,463,221                100%                  --                    0.00%

Charles C. Huffman                             --                  0%           2,008,310(3)               45.00%

Howard M. Nathan                               --                  0%                   385                 0.01%

Brenda L. Jones                                --                  0%                2,100(4)               0.05%

Raleigh E. Allen, Jr.                          --                  0%                2,537(5)               0.06%

Robert Charles Huffman                         --                  0%              320,772(6)               7.19%

Timothy J. Ryan                                --                  0%                1,200(7)               0.03%

S. Lynn Stokes                                 --                  0%                1,850(8)               0.04%

Scott D. Miller                                --                  0%                 --                    0.00%

Michael M. Clemens                             --                  0%                 200                   0.01%

All directors and executive
officers as a group (8 persons)                --                0%          2,337, 354(9)                 52.39%


-------------

(1) Unless otherwise indicated, each of these holders has an address of c/o Washtenaw Mortgage Company, 3767 Ranchero Drive, Ann Arbor, Michigan 48108.

(2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Washtenaw common stock that they have the right to acquire within 60 days after September 30, 2003. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

(3) Includes 34,760 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 22,440 shares of stock underlying options that are not exercisable within 60 days of the record date. Includes 9,900 shares of common stock owned by the spouse of Mr. Huffman for which Mr. Huffman disclaims beneficial ownership. Excludes 495,467 shares of common stock that are held a trust for the benefit of his two adult children for which Mr. Huffman disclaims beneficial ownership. 283,592 shares of common stock held in these trusts are included in Robert
     C. Huffman's total and 211,872 for the benefit of his daughter, Jennifer Goldstein, are not included in the table above.

(4) Includes 1,850 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 1,900 shares of stock underlying options that are not exercisable within 60 days of the record date.

(5) Includes 1,850 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 1,900 shares of stock underlying options that are not exercisable within 60 days of the record date.

(6) Includes 283,592 shares of common stock held in a trust for his benefit. Includes 20,900 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 11,000 shares of stock underlying options that are not exercisable within 60 days of the record date.

(7) Includes 200 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 800 shares of stock underlying options that are not exercisable within 60 days of the record date.

(8) Includes 1,850 shares of common stock underlying options exercisable within 60 days of the record date. Excludes 1,900 shares of stock underlying options that are not exercisable within 60 days of the record date.

(9) Includes 61,410 shares of common stock underlying options that are exercisable within 60 days of the record date. Excludes 39,940 shares of stock underlying options that are not exercisable with 60 days of the record date. Excludes 211,875 shares of common stock that are held in a trust for the benefit of his adult daughter, Jennifer Goldstein, not employed by the Company for which Mr. Huffman disclaims beneficial ownership.


                                   MANAGEMENT

         The following table sets forth certain information concerning Washtenaw's executive officers and directors and indicates which of them will have a continuing position with Pelican Financial. Except as otherwise noted, none of the executive officers are directors or officers of any publicly owned corporation or entity.


                                       Position with
                                    Washtenaw following
Name of Individual         Age (1)     distribution              Principal Occupation for Last Five Years
Charles C. Huffman           59       Chief Executive   Chief Executive  Officer and Chairman of the Board of Pelican
                                        Officer and     Financial  and  Pelican   National  Bank  since  March  1997.
                                      Chairman of the   Chairman of the Board of Washtenaw Mortgage Company since
                                           Board        founding in 1981.

Robert Charles Huffman       32          President      Director of Pelican  Financial  and  President  of  Washtenaw
                                                        Mortgage  Company since January  2001.  Mr.  Huffman has held
                                                        various  management-level   positions  with  Washtenaw  since
                                                        1993,  including Vice President of Secondary  Marketing since
                                                        1999 and Vice President of Servicing,  Information Technology
                                                        and Retail  Lending  since 1999.  Mr.  Huffman  served on the
                                                        Fannie Mae's Secondary  Marketing  Advisory Council from 1996 to 1998. Robert C. Huffman is the son of Charles C. Huffman.

Howard M. Nathan             34        Chief Financial  Director of Pelican  Financial  and Vice  President and Chief
                                          Officer       Financial  Officer of Pelican  Financial and Washtenaw  since
                                                        April 2000. Controller of Washtenaw from December 1999 to March
                                                        2000. Previously worked as Controller of Adval Communications from
                                                        April 1999 to November 1999. Adval Communications was in
                                                        the broadcast messaging industry. Worked at Arthur Andersen from
                                                        December 1998 to March 1999 as Senior Auditor. Employed at Grant
                                                        Thornton, LLP from September 1996 to November 1998 as a
                                                        Senior Auditor. Worked at Republic Bancorp Mortgage from December
                                                        1992 to August 1996 in various positions including Controller for the final year.

Brenda L. Jones              40           Director      Director of Pelican  Financial since November 1999. Ms. Jones has  been  employed  by  Arbor  Text  as  Vice  President  of
                                                        Services  since  the fall of  October  2000.  Ms.  Jones  was employed by NSF  International,  until September 2000 as Vice
                                                        President  and Chief  Information  Officer  since 1998.  From
                                                        1991 to 1998,  Ms.  Jones was  employed by Coopers & Lybrand,
                                                        Detroit,   Michigan,   most   recently  as  the  Director  of
                                                        Entrepreneurial Consulting.

Raleigh E. Allen, Jr.        60           Director      Director of Pelican  Financial  since March 1999.  Mr.  Allen has been  employed  by Ross  Mortgage  Corporation  as a Vice
                                                        President  since April 1999.  Mr.  Allen was  employed by the
                                                        Mortgage  Guaranty  Insurance  Corporation  from  1973  until
                                                        December 1998,  most recently  serving as an Account  Manager for Eastern Michigan.



Timothy J. Ryan              52           Director      Director of Pelican  Financial  since October 2000.  Mr. Ryan has been a  consultant  to the mortgage  industry  since July
                                                        2000.  From  January  1983 to June 2000 Mr. Ryan was employed by Fannie Mae, most  recently as Vice  President-- Technology
                                                        Marketing.

S. Lynn Stokes               57           Director      Director of Pelican Financial since July 1999.  Consultant to the  financial  institution  industry  since  1986  from  his office in Sun Center City, Florida.
Scott D. Miller              33           Director      Director of Pelican  Financial since April,  2003. Mr. Miller has  been  employed  as a senior  equity  analyst  at  United
                                                        Capital  Management in Denver,  CO. since June,  1999.  Prior to that  he was  employed  as an  associate  at  TWM,  Ltd in
                                                        Chicago,  IL. Mr.  Miller is a member of the  Denver  Society of Securities Analysts.

Michael N. Clemens           64           Director      Director  of  Pelican  Financial  and  President  of  Pelican
                                                        National Bank since July,  2003.  Mr.  Clemens was previously employed  by First  National  Bank of Shelby,  Ohio to assist
                                                        Bank's  management  with  requirements  of Written  Agreement with  Comptroller of Currency since 2002.  From 2000 to 2002, he  was  president  and  CEO of  Citizens  National  Bank  of
                                                        Norwalk,  OH.  He  served in the same  capacity  at  Commerce
                                                        Exchange  Bank of  Beachwood,  OH  from  1993  to  1999.  Mr.
                                                        Clemens is a past director of the Ohio Bankers Association.


(1) As of September 30, 2003


Election And Term

          The Bylaws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. The terms of the Class I directors expire in 2006, those of the Class II directors expire in 2005, and those of the Class III directors expire in 2004. The Class I directors will be Charles C. Huffman, Brenda L. Jones and Michael M. Clemens, the Class II directors will be Raleigh E. Allen Jr., Timothy
J. Ryan and S. Lynn Stokes, and the Class II directors will be Robert C. Huffman, Scott D. Miller and Howard M. Nathan.

Board of Directors Meetings and Committees

         Since Formation in July 2003, The Washtenaw Group, Inc. has held one organizational meeting. The Washtenaw Board of Directors intends to meet on a quarterly basis, or as needed.

         Washtenaw's full Board of Directors will act as a nominating committee for the annual selection of nominees for election as directors. Washtenaw's full Board of Directors will act as a compensation committee to examine the performance and approve the compensation of the officers. Employee members of the Boards of Directors will not participate in the consideration of their own compensation.

                  Washtenaw's Audit Committee consists of directors Raleigh E. Allen, Jr., Brenda Jones, and S. Lynn Stokes, who will serve as Chairman of the Committee.

         The purpose of the Audit Committee is to direct the activities of the external auditors to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, and employees. The Audit Committee is responsible for reviewing our auditing programs, overseeing the quarterly regulatory reporting process, overseeing internal compliance audits as necessary, receiving and reviewing the results of each external audit, and reviewing management's response to auditor's recommendations.

                            EXECUTIVE COMPENSATION

         The following table sets forth the total compensation for the person who will serve in the capacity as Washtenaw's Chief Executive Officer and the other officers whose total compensation exceeded $100,000 during 2002 (each, a "Named Officer") for their services to Pelican Financial and its subsidiaries for each of the fiscal years ended December 31, 2002, 2001 and 2000. None of the Company's other employees' compensation exceeded $100,000 or would have exceeded $100,000 on an annualized basis, for any of those years. Following the distribution, these individuals will serve as officers of both Washtenaw and Pelican Financial. They will be paid by Washtenaw Mortgage and The Washtenaw Group will be reimbursed under the terms of the Transitional Service Agreement with Pelican Financial.

                              SUMMARY COMPENSATION

                                                                                  Long Term
                                                  Annual Compensation           Compensation
                                Period    Salary     Bonus         Other         Securities       All other
                                 Ended                             Annual        Underlying     Compensation
Name and principal position                                    Compensation(1)    Options (#)
Charles C. Huffman              12/31/0 $  247,023 $ 392,479 $                0             0 $           3,000(2)
Chief Executive Officer and     12/31/01   225,750   654,369 $                0             0             2,750(3)
Chairman of the Board of        12/31/00   226,618       300                  0             0             2,550(2)
Pelican Financial; Chairman of
the Board of Pelican National
and Washtenaw Mortgage

Howard M. Nathan                12/31/0 $  133,919 $ 156,992 $                0             0 $           3,100(4)
Chief Financial Officer of      12/31/01   114,020   261,748 $                0             0             2,650(5)
Pelican Financial and           12/31/00    93,385       300                  0             0                 0
Washtenaw Mortgage

Robert C. Huffman               12/31/0 $  158,664 $ 566,915 $                0             0 $           3,000(6)
Director of Pelican Financial;  12/31/01   142,646   945,199 $                0             0             2,750(7)
President of Washtenaw Mortgage 12/31/00   114,654       300                  0             0             2,049(6)



(1)
         For the years December 31, 2002, 2001 and 2000, there were no:
         a. perquisites over the lesser of $50,000 or 10% of any of the above named executive officers' total salary and bonus; b. payments of above-market preferential earnings on deferred compensation; c. tax payment reimbursements; or d. preferential discounts on stock.
(2) Represents amounts contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman. Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman and a $200 payment of a wellness allowance.
(3) Represents amounts contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman.
(4) Represents $3,000 contributed to Pelican Financial's 401(k) plan for the account of Mr. Nathan and a $100 payment of a wellness allowance.
         (5) Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Nathan and a $100 payment of a wellness allowance.
(6) Represents amounts contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman.
(7) Represents $2,550 contributed to Pelican Financial's 401(k) plan for the account of Mr. Huffman and a $200 payment of a wellness allowance.

Director Compensation

         Non-employee directors of Washtenaw receive $600 per meeting of the Board of Directors attended. Each member of the Board of Directors of Washtenaw receives a fee of $400 per month.

Additionally, each non-employee member of a committee of the Board of Directors receives a fee of $100 per committee meeting. Non-employee directors also receive a $2,000 annual retainer fee. Directors will also be eligible to receive stock options and stock appreciation rights pursuant to Washtenaw's stock option and incentive plan. See "--Stock Option and Incentive Plan."

         401(k) Savings Plan

         Washtenaw will sponsor a tax-qualified defined contribution savings plan (commonly known as a 401(k) Plan) for the benefit of its employees. Employees become eligible to participate in the 401(k) Plan after reaching age 21 and completing one year (including 1,000 hours of service. Pursuant to the 401(k) Plan, employees may voluntarily elect to defer compensation, not to exceed applicable limits under the Code (i.e., $11,000 in calendar year 2002). Washtenaw will match 50% of the employee contributions up to 3.0% of the participant's contribution. Matching contributions vest over a six year period beginning after the second year at a rate of 20% per year, or become 100% vested upon termination of employment due to death, disability, or retirement. We may make additional contributions but are not obligated to do so. Employee contributions are immediately vested.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age pursuant to the 401(k) Plan is age 65. Additional, funds in the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Internal Revenue Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974 (otherwise known as "ERISA"), and the requirements of Section 401(a) of the Internal Revenue Code.

         Stock Option and Incentive Plan

         The Board of Directors of Washtenaw adopted the 2003 Stock Option and Incentive Plan in August, 2003 and Pelican, as the sole stockholder of Washtenaw, approved the plan. 440,000 shares of common stock were reserved for issuance by us to be issued upon the exercise of stock options to be granted to our officers, directors, and employees from time to time pursuant to the option plan. These include options to be issued to Washtenaw employees to replace Pelican options held by them that will be surrendered following the distribution. The purpose of the option plan is to provide additional performance and retention incentives to officers, directors and employees by facilitating their purchase of a stock interest in us. The option plan provides for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the option plan. Directors and executive officers of Washtenaw Mortgage received an initial grant of options upon the adoption of the plan. The options vest over a period determined by the option plan committee. Options are granted based upon several factors, including seniority, job duties and responsibilities, job performance, and our overall performance.

         Washtenaw receives no monetary consideration for the granting of stock options pursuant to the option plan, however it receives the option price for each share issued to optionees upon the exercise of the options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market. The exercise of options and payment for the shares received would contribute to Washtenaw's equity.

Certain Relationships and Related Transactions

Loans to Employees

         Washtenaw Mortgage previously had a policy of giving all employees, including officers and directors, discounts on mortgage loans. Washtenaw Mortgage made these loans on terms that yield no profit or loss to Washtenaw Mortgage upon the sale of the loan to the secondary market. This policy has been discontinued. The following table contains information regarding the indebtedness of executive officers, directors, and members of the immediate family of any executive officer or director of Washtenaw who are or were indebted to Washtenaw Mortgage at any time since January 1, 2000 in an amount in excess of $60,000.

The information below includes amounts originated before September 30, 2003.


                                      Date of    Type of     Largest Amount                           Interes
                                        Loan      Loan     Outstanding Since         Balance at        Rate
Name and Position                                           January 1, 2000      September 30, 2003
Adam and Jennifer Goldstein
Relation to Charles C. Huffman,
President, CEO, and Chairman of The
Washtenaw Group; Chairman of
Washtenaw Mortgage Company            8-13-2002 Mortgage  $      199,125       $          -              6.25%
                                       6-4-2001 Mortgage  $      199,850       $          -              7.00%
                                      8-29-2000 Mortgage  $      199,125       $          -              8.13%


Stuart and Emily Nathan
Relation to Howard M. Nathan,
Director and CFO of The Washtenaw                                                                        4.75
Group and Washtenaw Mortgage Company  6-19-2003 Mortgage  $      241,400       $          -                  %
                                      9-25-2002 Mortgage  $      241,900       $          -              5.63%
                                     12-17-2001 Mortgage  $      240,000       $          -              6.75%
                                      2-14-2001 Mortgage  $      221,500       $          -              7.38%
                                       6-9-2000 Mortgage  $      203,200       $          -              8.50%

Howard M. Nathan
Director and CFO of The Washtenaw
Group; CFO of Washtenaw Mortgage                                                                         3.88
Company                               3-18-2003 Mortgage  $      162,500       $          -                  %
                                      8-16-2002 Mortgage  $      164,300       $          -              4.88%
                                      8-30-2001 Mortgage  $      166,400       $          -              5.75%

Charles C. Huffman,
President, CEO and Chairman of The
Washtenaw Group: Chairman of                                                                             5.25
Washtenaw Mortgage Company            8-29-2002 Mortgage  $      299,500       $          -                  %
                                     12-26-2001 Mortgage  $      300,000       $          -              6.25%
                                      4-23-2001 Mortgage  $      130,000       $          -              6.75%

Robert C. Huffman,
Director of The Washtenaw Group:
President of Washtenaw Mortgage                                                                          5.88
Company                               11-6-2002 Mortgage  $      204,500       $          -                  %
                                      8-27-2002 Mortgage  $      250,000       $          -              5.25%
                                      5-24-2002 Mortgage  $      205,000       $          -              6.50%


Relationships with Pelican Financial

         Charles C. Huffman, who currently owns 2,008,310 shares, or approximately 46.2% of the outstanding common stock of Pelican will own the same number and percentage of shares of Washtenaw following the distribution. By virtue of this level of ownership he will have the ability to influence the management of both companies. In addition, two trusts for the benefit of Mr. Huffman's two adult children will hold an additional 494,464 shares or 11.10% of the Washtenaw common stock to be outstanding.

         Immediately following the distribution, the same individuals will serve as officers and directors of both Pelican and Washtenaw. Over time, we expect that the two companies will develop management teams with some common officers and directors and some different officers and directors.

         Prior to the distribution, most of the company-wide administrative services, such as accounting, human resources, and information technology, were performed by employees of Washtenaw. Pelican and Washtenaw have entered into a transitional services agreement under which Washtenaw will continue to provide these services to Pelican on a cost-reimbursable basis for a period of one year, subject to renewal options.

         After the distribution, Washtenaw will no longer be included in Pelican's consolidated group for federal income tax purposes. Washtenaw and Pelican will enter into a tax sharing agreement to reflect the separation of Washtenaw from Pelican with respect to tax matters. The primary purpose of this agreement is to reflect each party's rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the distribution and any taxes resulting from transactions effected in connection with the distribution. The tax sharing agreement will provide for payments between the two companies to reflect tax liabilities that may arise before and after the distribution. It will also cover the handling of audits, settlements, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

         Washtenaw maintains non-interest-bearing custodial accounts at the Bank for investors in the loans it services. These accounts hold the principal, interest, taxes and insurance collected on the loans prior to distribution to the investors, and provide a source of cash for the Bank. During 2001 and 2002 average balances on these accounts were approximately $19.5 million and $39.5 million, respectively. Washtenaw and the Bank expect to continue this relationship following the distribution, but it could be terminated at any time by either party.

         Washtenaw would periodically sell residential mortgage loans to the Bank to hold in its portfolio. During the periods ended September 30, 2003 and December 31, 2002 and 2001, the principal balance of loans sold to Pelican National Bank was $11,562,450, zero and $8,578,757, respectively. The sales were done at current market prices.


                       DESCRIPTION OF CAPITAL STOCK

Description of Capital Stock

         Following the distribution, the authorized capital of Washtenaw will consist of 9,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. Upon completion of the distribution, there will be 4,463,221 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

         The holders of common stock are entitled to receive dividends when and as declared by the Board out of funds legally available therefore. Upon dissolution of Washtenaw, the holders of common stock are entitled to share pro rata in Washtenaw's net assets after payment or provision for payment of all debts and liabilities of Washtenaw, and after provisions for any class of preferred stock or other senior security which may be issued by Washtenaw.

         The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. The exclusive voting power for all purposes is vested in the holders of the common stock, except as to voting rights that may have been provided to the holders of preferred stock, if any. Each share of common stock is entitled to participate on a pro rata basis in dividends and other distributions. The holders of common stock do not have preemptive rights to subscribe or additional shares that may be issued by, and no share is entitled in any manner to any preference over any other share.

Preferred Stock

         Washtenaw has the authority, exercisable by its Board of Directors without shareholder approval, to issue, in one or more series, shares of preferred stock from time to time and in series and with preferences, limitations, and relative rights as may be determined by the Board of Directors for purposes and for consideration as it may deem advisable. Accordingly, the Board of Directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with the same voting power as the holders of common stock. Preferred stock may be issued that is convertible into common stock, which may adversely affect the voting power of the holders of common stock.

         The creation and issuance of any series of preferred stock and the relative rights, designations, and preferences of these series, if and when established, will depend upon, among other things, the future capital needs of Washtenaw, then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. As of the date of this prospectus, Washtenaw has no arrangements or plans with respect to the issuance of preferred stock.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

Restrictions On Acquisition of Washtenaw

         General. Washtenaw Certificate of Incorporation and Bylaws and Michigan Law contain certain provisions designed to enhance the ability of the Board of Directors of Washtenaw to deal with attempts to acquire control of Washtenaw. These provisions, and the ability of the Board of Directors to issue shares of preferred stock and to set the voting rights, preferences, and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the Board of Directors of Washtenaw (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even though the transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of the common stock.

         The following briefly summarizes protective provisions contained in the Certificate of Incorporation and Bylaws and provided by the Michigan Law. This summary is general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws and the statutory provisions contained in Michigan Law.

         Staggered Terms for Members of the Board of Directors. The Bylaws provide that the Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors, including vacancies created by an increase in the number of directors, may only be filled by a two-thirds vote of directors then in office, and any directors so chosen shall hold office until the expiration of the term of office of the class of directors to which the person was appointed.

         Removal of Directors. Any director or the entire Board of Directors of Washtenaw may be removed, at any time, but only for cause and only by the affirmative vote of the holders of not less than two-thirds of outstanding shares of capital stock of Washtenaw entitled to vote generally in the election of directors.

         Whenever the holders of one or more series of preferred stock have the right to vote, voting separately as a class, to elect one or more directors of Washtenaw, the director may be removed in accordance with Michigan Law.



         Mergers, Consolidations, and Sales of Assets.

         Chapters 7A and 7B of the Michigan Business Corporation Act (the "Act") may affect attempts to acquire control of the Company. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial ownership of at least 10% of the voting power of a covered corporation's shares) can be consummated only if approved by at least 90% of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the "interested shareholder", or such shareholder's affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied. The Board of Directors may exempt "business combinations" with a particular "interested shareholder" by resolution adopted prior to the time "interested shareholder" attained that status. The Broad of Directors has adopted an irrevocable resolution exempting transactions involving Charles C. Huffman from these provisions.

         In general, under Chapter 7B of the Act, an entity that acquires "Control Shares" of the Company may vote the "Control Shares" on any matter only if a majority of all shares, and of all non-"Interested Shares", of each class of shares entitled to vote as a class, approve such voting rights. "Interested Shares" are shares owned by officers of the Company, employee-directors of the Company and the entity making the "Control Share Acquisition". "Control Shares" are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. Pelican, in its capacity as sole stockholder of the Company, has adopted a resolution providing that the acquisition of shares of common stock of Washtenaw by Charles C. Huffman, Robert
C. Huffman, or by trusts for the benefit of the children of Charles C. Huffman, either in the distribution or thereafter, will not be treated as "Control Share Acquisitions" and such shares will retain full voting rights. The Board of Directors has the option of choosing to amend the Company's Articles of Incorporation or Bylaws before a "Control Share Acquisition" occurs to provide the Chapter 7B does not apply to the Company.

         Other Provisions. Other provisions in the Certificate of Incorporation and Bylaws affect the rights of shareholders including:

     o a provision in the Certificate of Incorporation and Bylaws stating that only the Board of Directors, a committee of the Board, or the Chairman of the Board can call a special meeting of shareholders,

     o a provision in the Certificate of Incorporation requiring not less than 30 days nor more than 60 days advance notice for shareholder nominations of directors and shareholder proposals, and

     o a provision in the Certificate of Incorporation limiting personal liability of directors and providing indemnification to directors, officers, and employees of Washtenaw in certain circumstances, including actions on behalf of Washtenaw.

         Amendment of Governing Instruments. The Certificate of Incorporation of Washtenaw provides that certain provision of the Certificate of Incorporation may only be repealed, altered or amended unless approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors. If the amendment, alteration, or repeal is first approved by the Board of Directors of Washtenaw, thereafter a majority of the votes cast by the holders of the outstanding capital stock may amend, alter, or repeal a provision. The Bylaws of Washtenaw provide that the Bylaws may be altered, amended, or repealed by the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors of Washtenaw or by a vote of two-thirds of the members of the Board of Directors.

Dividends

         Washtenaw does not anticipate paying any dividends on its common stock in the foreseeable future. It is the current policy of Washtenaw's Board of Directors to retain any earnings to finance operations and expansion of its business. The payment of future dividends is within the discretion of the Board of Directors and will depend upon Washtenaw's future earnings, if any, its capital requirements, financial condition and other relevant factors



                           WASHTENAW MORTGAGE COMPANY
                          INDEX TO FINANCIAL STATEMENTS


                                                                                                              Page
Report of Independent Auditors' Report .........................................................................62

Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002 and 2001 ..................................63

Statements of Income for the six Months ended June 30, 2003 and 2002 (unaudited), and the Years Ended December 31, 2002, 2001, and 2000...........................................................64

Statement of Shareholders' Equity for the six months ended June 30, 2003 (unaudited)
and the Years Ended December 31, 2002, 2001, and 2000...........................................................65

Statement of Cash Flows for the six months ended June 30, 2003 (unaudited), and the Years Ended December 31, 2002, 2001, and 2000...........................................................66

Notes to Financial Statements       ............................................................................67

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
The Washtenaw Group, Inc.
Ann Arbor, Michigan

We have audited the accompanying consolidated balance sheets of The Washtenaw Group, Inc. (the "Company'), as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2001 and July 1, 2002, the Company adopted new accounting guidance on derivative instruments.




                                         /s/ CROWE CHIZEK AND COMPANY LLC
                                         Crowe Chizek and Company LLC

Grand Rapids, Michigan
August 1, 2003, except for the portion of Note 1 titled "Nature of Operations and Principles of Consolidation" as to which the date is August 22, 2003

                            THE WASHTENAW GROUP, INC.
                           Consolidated Balance Sheets
                September 30, 2003 and December 31, 2002 and 2001


                                                                    September 30,     December 31,       December 31,
                                                                         2003             2002               2001
                                                                     (unaudited)
                                                                    --------------- -----------------  -----------------
ASSETS
   Cash and cash equivalents                                            $  100,000       $   100,000        $   100,000
   Accounts receivable, net                                              5,016,431         7,736,378          7,206,538
   Loans held for sale                                                 149,026,308       181,058,139        216,728,004
   Mortgage servicing rights, net                                       22,680,028        13,729,803         14,824,785
   Other real estate owned                                                 712,335         1,217,366            122,688
   Premises and equipment, net                                           1,481,658         1,215,763            934,372
   Other assets                                                          2,656,773         1,715,415          1,559,939
                                                                    --------------- -----------------  -----------------

                                                                     $ 181,673,533     $ 206,772,864      $ 241,476,326
                                                                    =============== =================  =================

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities
   Due to bank                                                          21,412,516        34,849,016         32,604,902
   Notes payable                                                        51,707,477        48,249,353         70,685,820
   Repurchase agreements                                                56,734,911        82,987,994        109,594,673
   Other liabilities                                                    29,117,501        22,846,153         12,030,283
                                                                    --------------- -----------------  -----------------
         Total liabilities                                             158,972,405       188,932,516        224,915,678


Shareholder's equity
   Preferred stock, $.01 par value 1,000,000 shares authorized;
none outstanding                                                                 -                 -                  -
   Common stock, $.01 par value 9,000,000 shares authorized
    4,463,221 outstanding                                                   44,632            44,632             44,632
   Additional paid in capital                                            1,956,184         1,956,184          1,956,184
   Retained earnings                                                    20,700,312        15,839,532         14,559,832
                                                                    --------------- -----------------  -----------------
       Total shareholder's equity                                       22,701,128        17,840,348         16,560,648
                                                                    --------------- -----------------  -----------------
                                                                     $ 181,673,533     $ 206,772,864      $ 241,476,326
                                                                    =============== =================  =================

                            THE WASHTENAW GROUP, INC.
                        Consolidated Statements of Income
               Nine months ended September 30, 2003 and 2002 and years
                       ended December 31, 2002, 2001 and 2000


                                                         Nine Months       Nine             Years ended December 31,
                                                                          Months
                                                            Ended         Ended
                                                          September     September
                                                          30, 2003       30, 2002

                                                          (unaudited) (unaudited)
                                                                                     ----------------------------------------
                                                                                         2002         2001         2000
                                                        -------------- ------------- ----------------------------------------
Interest income                                           $10,924,519    $7,857,848  $11,400,554  $14,680,550    $ 7,706,654
Interest expense                                            5,375,221     3,789,425    5,593,984    8,393,998      5,890,905
                                                        -------------- ------------- ------------ ------------ --------------
Net interest income                                         5,549,298     4,068,423    5,806,570    6,286,552      1,815,749

Noninterest income
   Servicing income                                         5,291,939     4,534,568    6,117,236    2,711,674      2,610,799
   Gain on sales of mortgage servicing
     rights and loans, net                                 38,304,578    17,129,104   25,012,380   26,490,513      7,015,628
   Other income                                               800,017       504,867      663,618    1,256,701        790,537
                                                        -------------- ------------- ------------ ------------ --------------
       Total noninterest income                            44,396,534    22,168,539   31,793,234   30,458,888     10,416,964

Noninterest expense
   Compensation and employee benefits                      18,611,430     9,758,420   14,353,581   15,300,684      7,360,290
   Occupancy and equipment                                  1,258,690       826,568    1,219,234    1,048,780        966,081
   Telephone                                                  446,333       390,158      507,952      554,093        369,992
   Postage                                                    572,554       401,636      624,498      635,551        334,391
   Amortization of mortgage servicing rights                4,325,636     3,257,591    4,531,997    2,062,439      1,964,042
   Mortgage servicing rights valuation adjustment           2,219,089     7,890,600    8,616,240    2,117,881        112,609
   Other noninterest expense                                7,488,139     3,401,940    5,008,482    4,129,858      2,094,993
                                                        -------------- ------------- ------------ ------------ --------------
       Total noninterest expense                           34,921,871    25,926,913   34,861,984   25,849,286     13,202,398
                                                        -------------- ------------- ------------ ------------ --------------
Income (loss) before income taxes and cumulative
   effect of change in accounting principle                15,023,961       310,049    2,737,820   10,896,154      (969,685)

Provision for income taxes                                  5,125,001       139,862      947,966    3,721,536      (323,449)
                                                        -------------- ------------- ------------ ------------ --------------

Income (loss) before cumulative effect of
   change in accounting principle                           9,898,960       170,187    1,789,854    7,174,618      (646,236)
Cumulative effect of change in accounting
   principle, net of tax                                            -       413,449      413,449    (420,495)              -
                                                        -------------- ------------- ------------ ------------ --------------
Net income (loss)                                          $9,898,960      $583,636   $2,203,303   $6,754,123     $(646,236)
                                                        ============== ============= ============ ============ ==============
Earnings (loss) per share before
  cumulative effect of change in
  accounting principle                                           2.22          0.04         0.40         1.61         (0.14)
Per share cumulative effect of change in
  accounting principle                                              -          0.09         0.09       (0.10)              -
                                                        -------------- ------------- ------------ ------------ --------------
Earnings (loss) per share                                        2.22          0.13        $0.49         1.51        $(0.14)
                                                        ============== ============= ============ ============ ==============

                            THE WASHTENAW GROUP, INC.
                           Consolidated Statements of
                 Shareholder's Equity Nine months ended September 30,
                2003 and years ended December 31, 2002, 2001 and 2000



                                                   Shares          Common        Additional       Retained          Total
                                                                                   Paid-In                      Shareholders'
                                                                    Stock          Capital        Earnings          Equity
                                                --------------  -------------- ---------------- --------------  ---------------
Balance at January 1, 2000                          4,463,221       $  44,632      $ 1,956,184    $11,952,175     $ 13,952,991
Net income                                                                                          (646,236)        (646,236)
Cash dividend ($0.09 per share)                                                                     (386,229)        (386,229)
                                                --------------  -------------- ---------------- --------------  ---------------
Balance at December 31, 2000                        4,463,221          44,632        1,956,184     10,919,710       12,920,526

Net income                                                                                          6,754,123        6,754,123

Cash dividend ($0.70 per share)                                                                   (3,114,001)      (3,114,001)
                                                --------------  -------------- ---------------- --------------  ---------------
Balance at December 31, 2001                        4,463,221          44,632        1,956,184     14,559,832       16,560,648
Net income                                                                                          2,203,303        2,203,303
Cash dividend ($0.21 per share)                                                                     (923,603)        (923,603)
                                                --------------  -------------- ---------------- --------------  ---------------
Balance at December 31, 2002                        4,463,221          44,632        1,956,184     15,839,532       17,840,348
Net income (unaudited)                                                                              9,898,960        9,898,960
Cash dividend (unaudited) ($1.13 per share)                                                       (5,038,180)      (5,038,180)
                                                --------------  -------------- ---------------- --------------  ---------------
Balance at September 30, 2003 (unaudited)           4,463,221       $  44,632      $ 1,956,184    $20,700,312     $ 22,701,128
                                                ==============  ============== ================ ==============  ===============

                            THE WASHTENAW GROUP, INC.
                      Consolidated Statements of Cash Flows



                                            Nine Months Ended   Nine Months Ended           Years Ended December 31,
                                            September 30, 2003  September 30, 2002
                                               (unaudited)        (unaudited)            2002          2001            2000
Cash flows from operating activities
   Net income                                 $    9,898,960      $    583,636    $    2,203,303  $    6,754,123   $    (646,236)
   Adjustments to reconcile net income to
      net cash from operating activities
        Cumulative effect of change in
        accounting principle                               -         (413,449)         (413,449)         420,495                -
        Amortization of mortgage servicing
         rights                                    4,325,636         3,257,591         4,531,997       2,062,439        1,964,042
        Mortgage servicing rights valuation
         adjustment                                2,219,089         7,890,600         8,616,240       2,117,881          112,609
        Gain on sales of mortgage servicing
          rights and loans, net                 (38,304,578)      (17,129,104)      (25,012,380)    (26,490,512)      (7,015,628)
       Depreciation                                  340,602           265,776           370,813         267,957          323,549
       Purchases and origination of
          mortgage loans
          held for sale                      (3,257,049,510)   (1,817,254,216)   (2,858,691,956) (3,145,972,981)  (1,090,551,493)
        Proceeds from sale of mortgage
          loans held for
          sale                                 3,286,835,745     1,894,788,054     2,895,514,145   2,982,435,847    1,057,292,818
       Changes in assets and liabilities that
         (used) provided cash
         Accounts receivable and other assets        699,849       (1,495,840)       (1,489,657)     (1,962,630)      (3,229,326)
         Other liabilities                         8,786,850           911,588         2,675,761       6,403,275        (402,244)
                                             ---------------- ----------------- --------------------------------------------------
       Net cash provided (used) by operating
         activities                               17,752,643        71,404,636        28,304,817   (173,964,106)     (42,151,909)

Cash flows from investing activities
   Proceeds from sales of mortgage
     servicing rights                             23,618,462        11,692,926        21,164,700      42,491,561       22,246,232
   Other real estate owned, net                      505,031       (1,503,120)       (1,094,678)        (38,116)          208,886
   Property and equipment expenditures             (606,497)         (431,475)         (652,204)       (748,104)        (111,635)
                                             ---------------- ----------------- --------------------------------------------------
       Net cash provided by investing
         activities                               23,516,996         9,758,331        19,417,818      41,705,341       22,343,483

Cash flows from financing activities
   Increase (decrease) in due to bank           (13,436,500)       (4,801,433)         2,244,114      20,097,551          411,813
   Cash dividends                                (5,038,180)         (788,805)         (923,603)     (3,114,001)        (386,229)
   Increase (decrease) in notes payable
     due on demand                                 3,458,124      (21,527,426)      (22,436,467)      44,661,775        2,646,410
   Increase (decrease) in repurchase
     agreements                                 (26,253,083)      (54,045,303)      (26,606,679)      70,613,440       17,136,432
                                             ---------------- ----------------- --------------------------------------------------
       Net cash provided (used) by
         financing activities                   (41,269,639)      (81,162,967)      (47,722,635)     132,258,765       19,808,426
                                             ---------------- ----------------- --------------------------------------------------

Net change in cash and cash equivalents                    -                 -                 -               -                -

Cash and cash equivalents at
   beginning of year                                 100,000           100,000           100,000         100,000          100,000
                                             ---------------- ----------------- --------------------------------------------------
Cash and cash equivalents at end of year       $     100,000     $     100,000      $    100,000    $    100,000     $    100,000
                                             ================ ================= ==================================================


Supplemental cash disclosures
   Interest paid                            $     5,382,521   $     3,668,115   $     5,706,984  $    8,379,846   $    5,733,715
   Income taxes paid                              4,326,379           970,000         2,020,000         173,000          246,583
Non-cash investing activity
   Loans recorded under GNMA
    repurchase option                             (435,837)         6,369,843         8,140,471               -                -

                            THE WASHTENAW GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:
The consolidated financial statements include the accounts of The Washtenaw Group, Inc. (Washtenaw or Company) and its wholly owned subsidiary, Washtenaw Mortgage Company (Washtenaw Mortgage). All significant intercompany accounts and transactions have been eliminated in consolidation. All references herein to The Washtenaw Group, Washtenaw or the Company include the consolidated result of its subsidiary. Assets held in an agency or fiduciary capacity are not assets of Washtenaw and, accordingly are not included in the accompanying consolidated financial statements.

The Washtenaw Group is a wholly owned subsidiary of Pelican Financial, Inc. In an internal reorganization on August 22, 2003, Pelican Financial transferred all the shares of Washtenaw Mortgage to The Washtenaw Group in exchange for all the outstanding shares of The Washtenaw Group. Since this transaction was an internal reorganization, the accounts of Washtenaw Mortgage are carried forward without change and The Washtenaw Group is included for all periods.

Washtenaw Mortgage Company is a Michigan corporation which engages in mortgage banking activities and, as such, acquires, sells and services one-to-four unit residential mortgage loans. Washtenaw acquires and services residential mortgage loans in 40 states.

Parent Company Only Financials:
Parent Company financial statements are not presented, as the only activity of The Washtenaw Group was the investment in Washtenaw Mortgage.

Interim Unaudited Consolidated Financial Information:
The accompanying consolidated financial statements for the nine months ended September 30, 2003 and 2002 are unaudited. In the opinion of management, these consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of any normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The data disclosed in the notes to the consolidated financial statements for such interim periods are also unaudited.

Use of Estimates in the Preparation of Financial Statements:
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures and actual results could differ from those estimates. The fair value of financial instruments, the valuation of mortgage servicing rights, the valuation of loans held for sale and the status of contingencies are particularly subject to change.

Cash and Cash Equivalents:
Cash and cash equivalents include cash on hand and in bank accounts. Bank balances in a book overdraft are shown in the accompanying balance sheet as due to bank.

Accounts Receivable:
Periodically Washtenaw sells mortgage-servicing rights. Washtenaw records the sale at the time all of the following conditions have been met: (1) title has passed to the buyer, (2) substantially all risks and rewards of ownership have irrevocably passed to the buyer, and (3) any protection provisions retained by Washtenaw are minor and can be reasonably estimated. If the sale requires Washtenaw to finance a portion of the sales price, Washtenaw records the transaction as a sale only when an adequate nonrefundable down payment has been received and the receivable allows Washtenaw full recourse to the buyer.

The line item in the balance sheet included $1,000,020 (unaudited), $4,592,696 and $3,324,657 at September 30, 2003 and December 31, 2002 and 2001 of receivables from sales of mortgage servicing rights. Further, the line item was net of an allowance for doubtful accounts and minor contingencies of $131,103 (unaudited), $77,608 and $52,543 at September 30, 2003 and December 31, 2002 and 2001.

Loans Held for Sale and Related Derivatives:
Loans held for sale include deferred origination fees and costs and are stated at the lower of cost or fair value in aggregate. The fair value of mortgage loans held for sale is based on market prices and yields at the end of the period in normal market outlets used by Washtenaw.

Washtenaw purchases derivatives that include U.S. Treasury options and forward contracts to deliver loans and mortgage-backed-securities. Treasury options and forward contracts are used to manage interest rate risk on loans held for sale and the pipeline of loans in process. The loans held for sale are generally sold into the forward contracts. Beginning January 1, 2001 under FAS 133, Treasury options and forward contracts are carried at fair value, while the change in fair value of loans held for sale will be recorded to offset the value of forward contracts designated as effective hedges. Additionally, we enter into commitments to originate loans for which the interest rate is determined prior to funding (rate lock commitments). Beginning July 1, 2002, rate lock commitments on loans held for sale are considered to be derivatives. At the time of interest rate lock commitment, no gain or loss is recognized. Any subsequent changes in fair value are recorded in earnings. Fair value is determined based on the effect that changes in market interest rates subsequent to the commitment date have on the value of the related loan. The fair value of derivatives are included in other assets and other liabilities and the fair value adjustment to the carrying amount of effectively hedged loans is included with the balance of loans held for sale until the loans are sold. Changes in the fair value of derivatives and the offsetting change in fair value of hedged loans held for sale is included in gain on sales of mortgage servicing rights and loans, net.

GNMA Repurchase Option:
Under the agreement to sell loans to GNMA, Washtenaw has the option, but not an obligation, to repurchase sold loans that have defaulted. Since Washtenaw has gained the ability to control the defaulted loans, the loans are recorded as an asset and a repurchase liability at the repurchase price. As of September 30, 2003 and December 31, 2002, Washtenaw had $7,704,634 (unaudited) and $8,140,471 of related loans included in loans held for sale and other liabilities.

Mortgage Servicing Rights, Net:
Washtenaw purchases and originates mortgage loans for sale to the secondary market, and sells the loans on either a servicing retained or servicing released basis. Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue. The expected period of the estimated net servicing income is based, in part, on the expected prepayment of the underlying mortgages.

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage-servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), term (15 year, 20 year, 30 year or balloon), interest rate and date of loan acquisition. Impairment represents the excess of amortized cost of an individual stratum over its estimated fair value, and is recognized through a valuation allowance.

Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors, which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

Other Real Estate:
Other real estate is recorded at the lower of cost (loan carrying amount) or fair value, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs relating to the development and improvement of real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

Premises and Equipment:
Premises and equipment are stated at cost, net of accumulated depreciation. Leasehold improvements are depreciated (or amortized) over the lesser of the term of the related lease or the estimated useful lives of the assets. Depreciation is computed using either an accelerated or straight-line method over the estimated useful lives of the related assets.

Long Term Assets:
Premises and equipment and other long term assets are reviewed for impairment when events dictate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loss Contingencies:
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Revenue Recognition:
Mortgage loans held for sale are generally delivered to secondary market investors under firm sales commitments entered into at or prior to the closing date of the individual loan. Loans are sold on a non-recourse basis, but loans must meet the underwriting guidelines of the buyer. The qualification of a loan under investor guidelines is often a subjective decision. Washtenaw will repurchase some loans due to actual or alleged defects in loan qualifications. Loan sales and the related gains or losses are recorded at the settlement date, with a liability recorded for the estimated fair value of repurchase obligations, based on repurchase experience.

Loan origination fees and costs are deferred as a component of the balance of loans held for sale. Since mortgage loans originated or acquired for sale are generally sold within 60 days, any related fees and costs are not amortized during that period, but are recognized when the loan is sold.

Loan administration fees earned for servicing loans for investors are generally calculated based on the outstanding principal balances of the loans serviced and are recorded as revenue when received.

Interest income on loans held for sale is reported on the interest method. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Interest continues to accrue on loans over 90 days past due if they are well secured and in the process of collection.

Income Taxes:
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using enacted tax rates. To the extent current available evidence raises doubt about the future realization of a deferred tax asset, a valuation allowance is established. For the periods presented, Washtenaw is included in the consolidated federal tax return of Pelican Financial, Inc. Income taxes are computed on a separate return basis, with Washtenaw paying its tax liability to Pelican Financial, Inc.

Cumulative Effect of Change in Accounting Principle:
Beginning January 1, 2001, Statements of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The effect of adopting SFAS 133 at January 1, 2001 was a charge to operations of $420,495, net of tax reported as a cumulative effect of change in accounting principle. This change consisted of expense of $689,152 to record a loss on forward contracts, offset by revenue of $53,657 on hedged loans held for sale and a tax benefit of $215,000.

The Derivative Implementation Group (DIG) of the Financial Accounting Standards Board (FASB) issued guidance on mortgage loan rate lock commitments to borrowers. The guidance categorizes as derivatives rate lock commitments on loans intended for sale, and was effective July 1, 2002. Upon adopting this guidance on July 1, the Company recorded the fair value of rate lock commitments as derivatives, and the amount of the resulting fair value adjustment largely offset the fair value adjustments on forward sales commitments that are currently carried as derivatives. The Company recorded a cumulative effect of change in accounting principle of $413,499, net of tax expense of $212,989, to reflect the fair value of rate lock commitments outstanding on July 1, 2002.

Comprehensive Income:
Comprehensive income includes both net income and other comprehensive income. The company has no items of other comprehensive income, therefore, comprehensive income is equal to net income.

Operating Segments:
Washtenaw's operation includes one primary segment: mortgage banking. The mortgage banking segment involves the origination and purchase of single-family residential mortgage loans in approximately 40 states; the sale of such loans in the secondary market, generally on a pooled and securitized basis; and the servicing of mortgage loans for investors.

Earnings Per Share:
Earnings per share are computed based on the weighted-average number of common shares outstanding during the year. There are presently no potentially dilutive securities outstanding.

Concentration of Credit Risk:
Washtenaw originates and purchases loans throughout the nation, however over 50% of loan volume is generated in Michigan, Ohio, Illinois, California and Pennsylvania.

Impact of Interest Rate Fluctuations:
Interest rate fluctuations generally have a direct impact on a mortgage banking institution's financial performance. Significant increases in interest rates may make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans. As a result, the volume and related income from loan originations may be reduced. Significant increases in interest rates will also generally increase the value of Washtenaw's servicing portfolio, as a result of slower anticipated prepayment activity. Significant decreases in interest rates may enable more potential borrowers to qualify for a mortgage loan, resulting in higher income related to the loan originations. However, significant decreases in interest rates may result in higher anticipated loan prepayment activity and, therefore, reduce the value of the loan servicing portfolio.

Fair Values of Financial Instruments:
Disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value is presented in Note 12. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded. Accordingly, the aggregate fair value amounts presented do not represent the value of Washtenaw.

New Accounting Pronouncements:

In June, 2001 the Financial Accounting Standards Board (FASB) issued accounting standard SFAS 143, Accounting for Asset Retirement Obligations. This statement covers the removal of a long term asset from service. The statement was effective for fiscal years beginning after June 15, 2002. The adoption of this statement did not have a material effect on the financial statements.

In August, 2001 the FASB issued accounting standard SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets. This statement covers the impairment, abandonment or sale of long lived assets. The statement was effective for fiscal years beginning after December 15, 2001. The adoption of this statement did not have a material effect on the financial statements.

In April, 2002 the FASB issued accounting standard SFAS 145, Rescission of FASB Statement 4, 44, and 64, Amnedment of FASB Statement 13, and Technical Corrections. This statement modifies the reporting of gains and losses from extinguishments of debt, accounting for intangible assets of motor carriers and accounting for leases. The statement was effective for fiscal years beginning after May 15, 2002. The adoption of this statement did not have a material effect on the financial statements.

In June, 2002 the FASB issued accounting standard SFAS 146, Accounting for Cost Associated with Exit or Disposal Activities. This statement requires a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The statement was effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the financial statements.

In October, 2002 the FASB issued accounting standard SFAS 147, Acquisitions of Certain Financial Institutions. This statement relates to the application of the purchase method of accounting to financial institutions. The statement was effective for acquisitions dated after October 1, 2002. The adoption of this statement did not have a material effect on the financial statements.

In December, 2002 the FASB issued accounting standard SFAS 148, Accounting for Stock Based Compensation - Transition and Disclosure . This statement provided alternatives for companies that adopt the fair value based method of accounting for stock-based employee compensation and revised stock compensation disclosure requirements. The disclosure requirements were effective for fiscal years ending after December 15, 2002, and other provisions are required for fiscal years beginning after December 15, 2003. The adoption of this statement did not have a material effect on the financial statements, as the Company does not currently have stock options outstanding and the Company does not expect to adopt a fair value method of accounting.

The FASB recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, both of which generally become effective in the quarter beginning July 1, 2003.

SFAS No. 149, amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of this statement is not expected to have a material effect on the financial statements.

Under SFAS No. 150, certain liabilities and equity instruments, mandatorily redeemable instruments such as trust preferred securities are considered liabilities and not part of mezzanine (or temporary) equity. The company does not have any of these instruments and, therefore, adoption of this statement is not expected to have an impact on the financial statements.

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 "Consolidation of Variable Interest Entities" which requires the consolidation of certain entities, including special purposes entities (SPE's), by a company if it is determined to be the primary beneficiary of the variable interest entity's operating activities. The adoption of this interpretation on January 31, 2003 did not have a material impact on Washtenaw and the fourth quarter 2003 effective date for previously acquired variable interest entities is not expected to materially impact Washtenaw.

In November 2002, FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor to make additional disclosures in its interim and annual financial statements regarding the guarantor's obligations. In addition, beginning in 2003, FIN 45 requires, under certain circumstances, that a guarantor recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken when issuing the guarantee. The adoption of FIN 45 on January 1, 2003 did not have a material impact on Washtenaw.

Reclassification:
Certain prior period amounts have been reclassified to conform to the September 30, 2003 presentation.

NOTE 2 - RELATED PARTY TRANSACTIONS

Loans to related parties are as follows:

                                 September 30,
                                      2003
                                  (unaudited)         2002          2001
                                 --------------- --------------- ------------
         Beginning of year               $    -       $ 539,715       $    -
         New loans                      403,900       1,564,325    1,257,750
         Paid in full/sales           (403,900)     (2,103,647)    (716,727)
         Repayments                           -           (393)      (1,308)
                                 --------------- --------------- ------------
               End of year              $     -         $     -     $539,715
                                 =============== =============== ============

During the periods covered, Washtenaw entered into various transactions with Pelican National Bank ("Pelican National"), which is affiliated by common ownership. Pelican National is wholly owned by Pelican Financial. These transactions were primarily the sale of loans, the servicing of loans, the establishment of custodial accounts on deposit and the participation of Pelican National in Washtenaw's loans held for sale portfolio.

During the nine months ended September 30, 2003 and the year ended December 31, 2001, Washtenaw sold loans to Pelican National Bank totaling $11,562,450 (unaudited) and $8,578,757. The sales were executed at current market prices, and resulted in a gain of $143,627 and $231,148 to Washtenaw, respectively.

During the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, Washtenaw received servicing income from Pelican National Bank of $91,480 (unaudited), $21,770 (unaudited), $77,208 and $30,915.

Washtenaw established and maintained escrow and custodial funds aggregating approximately $72,705,050 (unaudited) , $73,564,542 and $30,535,000 at Pelican
National at September 30, 2003 and December 31, 2002 and 2001. These custodial funds are not assets of Washtenaw and are excluded from the consolidated financial statements.

Washtenaw earned interest income on these funds totaling $82,412 for the year ended December 31, 2001 and no amount in other periods presented.

Pelican National provided a secured borrowing for a portion of Washtenaw's loans held for sale. The outstanding balance at September 30, 2003 and December 31, 2002 and 2001 was zero, $5,174,618 and zero, respectively.

NOTE 3 - MORTGAGE LOANS SERVICED

Mortgage Servicing Rights:

Activity related to mortgage servicing rights is summarized below:


                                                      September 30,              December 31,
                                                          2003
                                                       (unaudited)
                                                                            2002              2001
                                                    ---------------- ------------------- ----------------
  Balance at beginning of period                       $ 22,638,458        $ 17,680,194      $ 7,516,799
     Additions                                           33,741,304          31,286,773       52,161,521
     Sales                                             (18,246,354)        (21,796,512)     (39,935,687)
     Amortization                                       (4,325,636)         (4,531,997)      (2,062,439)
                                                    ---------------- ------------------- ----------------
  Balance at end of period                               33,807,772          22,638,458       17,680,194

  Valuation allowance at beginning of period            (8,908,655)         (2,855,410)        (737,528)
     Adjustment for impairment                          (2,219,089)         (8,616,240)      (2,117,881)
     Adjustment for sale of servicing rights                      -           2,562,995                -
                                                    ---------------- ------------------- ----------------
  Valuation allowance at end of period                 (11,127,744)         (8,908,655)      (2,855,409)

  Net                                                  $ 22,680,028        $ 13,729,803     $ 14,824,785
                                                    ================ =================== ================


The estimated fair value of mortgage servicing rights as of September 30, 2003 and December 31, 2002 and 2001 was $23,161,339 (unaudited), $13,853,863 and
$14,980,635, respectively.

The company has developed a discounted cash flow methodology for estimating the fair value of mortgage servicing rights and the results of this methodology are periodically validated by obtaining an independent valuation of mortgage servicing rights.

The following are the critical assumptions used to estimate the fair value:

                                            September 30,         December 31,
                                                  2003
                                               (unaudited)     2002         2001
Discount rate                                     6.50%        6.50%       7.00%
Weighted average prepayment speed assumptions
Fixed rate
Interest rate 6.00% and less                        335          490         179
Interest rate 6.01% to 6.99%                        672          868         218
Interest rate 7.00% and greater                     704          928         449
Balloons/arms
Interest rate 6.00% and less                        995          674         673
Interest rate 6.01% to 6.99%                        999          949         781
Interest rate 7.00% and greater                       -          999         837
Servicing cost per loan                          $48.00       $48.00      $48.00


The fair value of the mortgage servicing rights is determined by stratifying the mortgage servicing rights based on the following predominant risk characteristics:

o        Product type (i.e. conventional, government, balloon)
o        Interest rate
o        Term (i.e. 15 or 30 years)
o        Year originated

Servicing of Mortgage Loans:
Washtenaw sells mortgage loans to secondary market investors. Washtenaw collects monthly principal and interest payments and performs certain escrow services for investors. Washtenaw's servicing portfolio of loans is principally in Colorado, Florida, Illinois, Indiana, Kentucky, Michigan, Ohio, Georgia, Minnesota, Pennsylvania, Louisiana, North Carolina and South Carolina. Washtenaw's servicing portfolio for outside parties was approximately $2,494,000,000(unaudited), $2,061,000,000 and $1,186,000,000 at September 30,
2003 and December 31, 2002 and 2001, respectively. These loans are owned by outside parties and are not included in the assets of the Company.

Washtenaw is responsible for establishing and maintaining escrow and custodial funds aggregating approximately $72,705,050 (unaudited), $73,564,542 and $31,485,000 at September 30, 2003 and December 31, 2002 and 2001. The escrow and custodial funds include the loans being serviced while held for sale. These funds are placed on deposit at Federal Deposit Insurance Corporation ("FDIC") insured banks and amounts on deposits outside Washtenaw are not included in the assets and liabilities of the Company. As is customary in the mortgage banking industry, these funds may be considered by the banks in which such funds are deposited, together with other balances maintained in the banks by the Company, when negotiating credit lines available for Washtenaw use.

NOTE 4 - LOANS HELD FOR SALE

Activity related to loans held for sale is summarized below:


                                      September 30, 2003          December 31, 2002           December 31, 2001
                                   -------------------------- -------------------------- -----------------------------
Beginning balance                             $  181,058,139             $  216,728,004                $   81,416,427
Purchases and originations of
loans held for sale                            3,257,049,510              2,858,691,956                 3,145,972,981
Sale of loans held for sale                  (3,255,084,512)            (2,871,340,268)               (2,959,686,559)
Capitalized mortgage servicing
rights                                          (33,741,304)               (31,286,773)                  (52,161,521)
 Hedging fair value adjustments                      180,312                    124,749                       186,676
Lower of cost or market
adjustments                                                -                          -                             -
Change in loans available under
GNMA repurchase option                             (435,837)                  8,140,471                             -
                                   -------------------------- -------------------------- -----------------------------
Ending balance                               $   149,026,308            $   181,058,139               $   216,728,004
                                   ========================== ========================== =============================



NOTE 5 - DERIVATIVES

In the normal course of business, Washtenaw enters into commitments to purchase or originate residential mortgage loans. The commitments are short term in nature and, if drawn on by the counterparty, result in a fixed or variable rate loan collateralized by residential real estate. Commitments to make loans are generally made for periods of 90 days or less and may expire without being used. The majority of loans acquired through commitments will be held for sale. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although no material losses are anticipated. Washtenaw has committed to lend at a stipulated interest rate and assumes the risk of a subsequent rise in rates prior to the loan funding. Outstanding mortgage commitments approximated $212,153,000 (unaudited), $239,981,000 and $127,969,000 at September 30, 2003 and December 31, 2002 and 2001, respectively.


Beginning July 1, 2002, commitments to make residential mortgage loans at specified interest rates (rate lock commitments) are recorded in the financial statements at fair value as described in Note 1.


Derivatives such as U.S. Treasury options and forward contracts are used to manage interest rate risk on rate lock commitments and loans held for sale. Forward contracts represent future commitments to deliver securities and whole loans at a specified price and date. The derivatives involve underlying items, such as interest rates, and are designed to transfer risk. Substantially all of these instruments expire within 90 days. Notional amounts are amounts on which calculations and payments are based, but which do not represent credit exposure, as credit exposure is limited to the amounts required to be received or paid. Beginning in 2001, these derivatives were recorded in the financial statements at fair value. Prior to 2001, forward contracts were not recorded in the financial statements and options were carried at the lower of cost or fair value. The notional amounts, fair values and carrying amounts of these derivatives is as follows at:


                                                                  September 30,
                                                                      2003
                                                                   (unaudited)           2002             2001
                                                                ------------------ ----------------- ---------------
         U.S. Treasury Options
              Notional amount                                         $20,000,000                 -     $45,000,000
              Fair value                                                  321,875                 -          82,187
              Carrying amount                                             321,875                 -          82,187

         Forward Contracts
              Notional amount                                        $214,780,768      $232,451,000    $241,740,000
              Fair value                                              (3,854,040)       (2,515,502)         681,601
              Carrying amount                                         (3,854,040)       (2,515,502)         681,601

         Rate Lock Commitments
              Notional amount                                        $212,153,000      $239,981,000    $127,969,000
              Fair value                                                1,240,213         1,078,740         209,496
              Carrying amount                                           1,240,213         1,078,740               -


Forward contracts also contain an element of risk in the event that the counterparties may be unable to meet the terms of such agreements. In the event the parties to all delivery commitments were unable to fulfill their obligations, Washtenaw would not incur any significant additional cost by replacing the positions at current market rates. Washtenaw minimizes its risk of exposure by limiting the counterparties to those major banks and financial institutions that meet established credit and capital guidelines. Management does not expect any counterparty to default on their obligations and therefore, does not expect to incur any cost due to counterparty default.

The company is exposed to interest rate risk on loans held for sale and rate lock commitments. As market interest rates increase or decrease, the fair value of loans held for sale and rate lock commitments will decline or increase. To offset this interest rate risk, the Company enters into derivatives, including U.S. Treasury Options and forward contracts to sell loans and mortgage backed securities. The fair value of these options and forward contracts will change as market interest rates change, and the change in the value of these instruments is expected to largely, though not entirely, offset the change in fair value of loans held for sale and rate lock commitments. Management uses risk management software to assist in determining the amount and type of options and forward contracts to enter into based on the volume and characteristics of existing rate lock commitments and loans held for sale. The objective of this activity is to minimize the exposure to losses on rate lock commitments and loans held for sale due to market interest rate fluctuations. The net effect of derivatives on earnings will depend on the effectiveness of hedging and risk management activities and a variety of other factors, including market interest rate volatility, the amount of rate lock commitments that close, the ability to fill the forward contracts before expiration, and the time period required to close and sell loans.

Certain forward contracts are designated as fair value hedges of loans held for sale. Accordingly, the fair value of these forward contracts and the hedged loans held for sale are carried at fair value in offsetting amounts. The remaining forward contracts, as well as treasury options and rate lock commitments, are not designated as hedges and are carried at fair value. The net gain or loss on all derivative activity is included as a component of gain on sales of mortgage servicing rights and loans, net. The following table reflects the net gain or loss recorded on all derivative activity, the portion of this net gain or loss attributable to the ineffective portion of fair value hedges, and the portion of gain or loss attributable to derivatives that are not included in fair value hedges.


                                  September 30,                                     December 31,
                                  -------------                                     ------------
                             2003                2002               2002                2001                2000
                             ----                ----               ----                ----                ----
Net gain/(loss)
recognized in
earnings                      $(982,029)            $335,465       $(2,158,662)         $ 1,459,873           $ 259,961
Ineffective portion
of hedge                         (7,057)            (50,173)           (42,607)            (83,714)                   -
Gain/(loss) from
derivatives
excluded from hedges             974,972             385,638        (2,116,055)           1,543,587             259,961


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment includes the following at period end:


                                                            September 30,
                                                                 2003
                                                             (unaudited)           2002              2001
                                                           ---------------- ------------------- ----------------
         Computer equipment and software                       $ 3,820,736         $ 3,293,773      $ 2,680,616
         Furniture and fixtures                                  1,355,248           1,278,436        1,250,540
         Leasehold improvements                                    121,788             119,067          120,315
                                                           ---------------- ------------------- ----------------
                                                                 5,297,772           4,691,276        4,051,471
         Accumulated depreciation and amortization             (3,816,114)         (3,475,513)      (3,117,099)
                                                           ---------------- ------------------- ----------------

                                                               $ 1,481,658         $ 1,215,763       $  934,372
                                                           ================ =================== ================

NOTE 7 - NOTES PAYABLE

Washtenaw currently has a warehouse line of credit of $90,000,000, of which $13,500,000 represents a sub-limit for servicing under contract for sale and held for sale, and $7,200,000 represents a working capital sub-limit. All of the borrowings are payable on demand. The interest rate terms vary and are tied to the federal funds rate (FFR), which was 1.00%, 1.25% and 1.75% at September 30, 2003 and December 31, 2002 and 2001. Notes payable are summarized as follows:


                                       September 30,     December 31,     December 31,
                                           2003
                                       (unaudited)           2002              2001            Terms
                                    ------------------- ---------------- ------------------ ----------------------
Warehouse line                                                                              FFR+1.50%
                                           $51,707,477      $43,074,735        $68,605,221
Servicing under contract for
  sale sub-limit                                     -                -                  -  FFR+1.875%
Working capital sub-limit                            -                -          2,080,599  FFR+2.25%
Pelican National Bank                                -        5,174,618                  -  5.70%
                                    ------------------- ---------------- ------------------
                                           $51,707,477      $48,249,353        $70,685,820
                                    =================== ================ ==================


The line of credit agreement contains restrictive covenants, among others, requiring Washtenaw Mortgage to maintain certain minimum net worth levels, a minimum servicing portfolio and a minimum debt to net worth ratio as defined in the agreement. Pursuant to the warehouse line of credit, Washtenaw Mortgage must maintain a minimum servicing portfolio of $800.0 million, a minimum net worth of $12.0 million calculated in accordance with accounting principles generally accepted in the United States, and a minimum adjusted tangible net worth of $17.0 million. Washtenaw Mortgage must also maintain a ratio of total indebtedness to adjusted tangible net worth of less than twelve to one and maintain a ratio of adjusted total indebtedness to adjusted tangible net worth of less than one to one. For purposes of the warehouse line of credit, adjusted tangible net worth is defined as the excess of total assets over total liabilities, with certain additions and subtractions as specified in the warehouse line of credit agreement, primarily related to mortgage servicing rights and deferred taxes. These covenants were met at September 30, 2003 (unaudited) and December 31, 2002 and 2001.

Borrowings on the warehouse line of credit agreement are collateralized by mortgage loans held for sale at Washtenaw. Borrowings on the working capital sub-limit and servicing under contract for sale sub-limit are collateralized by servicing rights relating to Washtenaw's servicing portfolio.

Pelican National Bank provided a secured borrowing for a portion of Washtenaw's loans held for sale at December 31, 2002. There were no restrictive covenants related to the secured borrowings.

NOTE 8 - REPURCHASE AGREEMENTS

Washtenaw enters into sales of mortgage loans under agreements to repurchase (repurchase agreements). Such agreements have original terms of less than 90 days and are treated as financing, with the obligation to repurchase the loans sold reflected as a liability in the balance sheet. The dollar amount of loans underlying the agreements remains in the mortgage loans held for sale account. The average interest rate during the periods was 2.07% (unaudited), 2.56% and 4.59% for the nine months ended September 30, 2003, and years ended 2002 and 2001, respectively. The weighted-average interest rate on these repurchase agreements was 1.90% (unaudited) at September 30, 2003 and 2.15% and 2.65% at December 31, 2002 and 2001. The maximum month end balance during the nine months ended September 30, 2003, and years ended 2002 and 2001 was $193,266,747 (unaudited), $153,630,602 and $117,200,379, respectively. The average balance during the nine months ended September 30, 2003, and years ended 2002 and 2001 was $132,594,417 (unaudited), $100,508,582 and $108,103,000, respectively.

NOTE 9 - FEDERAL INCOME TAXES

The provision for federal income taxes consists of the following:


                                                 September 30,                          December 31,
                                         ------------------------------- -------------------------------------------
                                              2003            2002           2002          2001           2000
                                          (unaudited)     (unaudited)
                                         --------------- --------------- ------------- -------------- --------------
         Current provision                   $2,199,653       $ 993,431    $1,963,107     $1,535,728      $ 827,669
         Deferred provision (benefit)         2,925,348       (853,569)   (1,015,141)      2,185,808    (1,151,118)
                                         --------------- --------------- ------------- -------------- --------------
                                             $5,125,001       $ 139,862     $ 947,966     $3,721,536     $(323,449)
                                         =============== =============== ============= ============== ==============


The net deferred tax liability is comprised of the following at period end:


                                                                           December 31,
                                                ---------------- ----------------------------------
                                                 September 30,        2002              2001
                                                     2003
                                                  (unaudited)
                                                ---------------- ---------------- -----------------
         Deferred tax assets
              Loan origination costs                    139,387          182,587           209,338
              Loan mark to market                             -          564,083           230,376
              Allowance for doubtful accounts            44,575           26,387            17,865
              Other real estate owned reserve         1,033,028          458,911           189,408
              Other                                      12,378           15,875            33,450
                                                ---------------- ---------------- -----------------
                                                      1,229,368        1,247,843           680,437
         Deferred tax liabilities
              Mortgage servicing rights             (6,760,620)      (4,146,126)       (4,651,610)
              Depreciation                            (171,404)         (73,412)          (15,663)
              Loan mark to market                     (194,387)                -                 -
                                                ---------------- ---------------- -----------------
                                                    (7,126,411)       (4,219,538)       (4,667,273)
                                                ---------------- ---------------- -----------------
         Net deferred tax liability                 $(5,897,043)    $(2,971,695)      $(3,986,836)
                                                ================ ================ =================



There was no valuation allowance for deferred taxes in any period presented.

The difference between the financial statement tax expense and amounts computed by applying the statutory federal rate of 34% to pretax income is reconciled as follows:


                                                     September 30,                        December 31
                                                   2003           2002
                                               (unaudited)    (unaudited)       2002         2001          2000
                                              --------------- ------------- ------------- ------------  ------------
         Statutory rate applied to income
         before taxes                             $5,108,147      $105,416      $930,859   $3,704,692    $(329,693)
         Add (Deduct)
              Effect of nondeductible expenses        28,531        16,133        19,929       23,415        15,787
              Other                                 (11,677)        18,313       (2,822)      (6,571)       (9,543)
                                              --------------- ------------- ------------- ------------  ------------
                                              --------------- ------------- ------------- ------------  ------------
         Income tax expense
                                                  $5,125,001      $139,862      $947,966   $3,721,536    $(323,449)
                                              =============== ============= ============= ============  ============

NOTE 10 - LEASES

Washtenaw leases office facilities under noncancelable operating leases.

Future minimum lease payments under noncancelable leases are as follows:

                                          September 30,     December 31,
                                               2003
                                           (unaudited)          2002
                                          --------------- -----------------
                                          --------------- -----------------
       2003                                   $  144,476        $  575,346
       2004                                      380,644           380,644
       2005                                      498,650           498,650
       2006                                      418,519           418,519
       2007                                      589,313           589,313
                                          --------------- -----------------
                                          ---------------

                                             $ 2,031,602       $ 2,462,472
                                          =============== =================

For periods ended September 30, 2003 and 2002 and December 31, 2002 and 2001, rental expense under operating leases was approximately $513,931 (unaudited), $259,320 (unaudited), $428,043 and $405,401.

NOTE 11 - REGULATORY CAPITAL REQUIREMENTS

Washtenaw is subject to various capital requirements in connection with seller/servicer agreements that Washtenaw has entered into with secondary market investors. Failure to maintain minimum capital requirements could result in the Washtenaw's inability to originate and service loans for the respective investor and, therefore, could have a direct material effect on the Company's financial statements.

Washtenaw's actual capital amounts and the minimum amounts required for capital adequacy purposes, by investor, are as follows:

                                          Actual Capital        Minimum
                                                                Capital
                                                             Requirements
                                         ------------------ ----------------
  As of September 30, 2003 (unaudited)
       HUD                                      21,600,628       $1,000,000
       FNMA                                     21,600,628       $5,173,544
       FHLMC                                    21,600,628          250,000
       GNMA                                     21,600,628          647,087

  As of December 31, 2002
       HUD                                      17,429,410       $1,000,000
       FNMA                                     17,429,410       $4,412,388
       FHLMC                                    17,429,410          250,000
       GNMA                                     17,429,410          647,786

  As of December 31, 2001
       HUD                                      15,977,319       $1,000,000
       FNMA                                     15,977,319       $2,801,386
       FHLMC                                    15,977,319          250,000
       GNMA                                     15,977,319          630,325

Washtenaw has a covenant in its warehouse credit agreement that limits the amount of dividends Washtenaw may pay annually. As of September 30, 2003 dividends payable are limited to approximately $8,398,777 (unaudited).

NOTE 12 - RETIREMENT PLAN

Washtenaw has a profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan generally covers employees having at least one year of service. Employees may contribute up to 15% of their compensation. Washtenaw contributes one-half of the participant's contribution up to 3% of the participant's compensation. Washtenaw incurred expenses of $91,551 (unaudited), $91,768, $84,053 and $53,064relating to the plan during the periods ended September 30, 2003 and December 31, 2002, 2001 and 2000, respectively.

NOTE 13 - REINSURANCE AGREEMENT

Washtenaw has entered into an agreement in June of 2000, with a large insurance company to share in the risk of loss on certain mortgage loans that require primary mortgage insurance ("PMI"). The agreement covers periods after June 2000, and does not include retroactive reinsurance. The term of the coverage for each loan is limited to ten years. The agreement requires that Washtenaw is responsible for a portion of the losses incurred on loans designated for this agreement and in return, Washtenaw receives 25% of the PMI premiums collected. Washtenaw is responsible for any claims made on the loans that are designated as part of the agreement that fall between five and ten percent of the unpaid principal of loans for each calendar year loans were designated for the plan. The insurance company is responsible for claims paid up to five percent and over ten percent of the unpaid principal balance. Washtenaw is also required to pay various fees related to the management of the program. Washtenaw recognizes revenue and expenses as the premiums are earned and management fees are incurred, and records a liability for any probable and estimable losses that are expected to be incurred. Premium are paid monthly by the mortgagees during the coverage period, and premium revenue is recognized when received. A claims liability is estimated based on claims reported and using current and historical PMI loss experience of the Company to estimate claims incurred but not reported.

As part of the agreement, Washtenaw is required to deposit 10% of insured risk and all premiums earned into a trust account until it has accumulated enough reserves as defined by the agreement. Washtenaw is required to maintain deposit reserves in the trust account equal to 102% of the greater of either, fifty percent of any premiums earned, twenty percent of the portion of potential claims that Washtenaw may be responsible for (reinsurance risk assumed), or one hundred percent the remaining losses Washtenaw is contractually obligated to pay. Washtenaw's liability is limited to the amount in the trust account plus any premiums not yet remitted by the insurance company. Funds in the trust account not used to pay claims are disbursed to Washtenaw. The term for the coverage is ten years, but may be less as loans pre-pay or are otherwise removed from coverage. At this time, management does not believe that any losses have been incurred under this agreement based on claims reported and historical claims rates for all loans originated, and no liability has been recorded. Washtenaw periodically reviews its actual mortgage insurance claims both on an overall basis and on the loans specifically allocated to participate in the reinsurance agreement. Historically, claims have not exceeded the threshold that would require Washtenaw to be responsible for any claims and claims paid by the PMI company to date under the agreement have been nominal. In the event the loss development history changes in the future, Washtenaw would record the liability as a current period charge to earnings.

The following table provides information regarding the reinsurance agreement at the following dates:

                                September 30,               December 31,
                              2003 (unaudited)         2002              2001
                                ------------         ----              ----
Amount of claims payable
prior to Washtenaw's
responsibility                   $8,140,226        $3,967,628         $1,511,435
Reinsurance risk assumed
by Washtenaw                      8,140,226         3,967,628          1,511,435
Claims Paid to date                 100,457            97,532                  -
Trust account balance
plus unremitted premiums            832,861           420,163            163,367
Premium revenue earned              403,722           179,024             61,768

NOTE 14 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments were as follows:


                                     September 30, 2003
                                        (unaudited)              December 31, 2002           December 31, 2001
                                 -----------------------------------------------------------------------------------
                                   Carrying       Fair         Carrying        Fair        Carrying        Fair
                                    Value         Value         Value          Value         Value        Value
                                 -----------------------------------------------------------------------------------
ASSETS
     Cash and cash equivalents       $100,000       100,000       $100,000       100,000      $100,000      100,000
     Accounts receivable, net       5,016,431     5,016,431      7,736,378     7,736,378     7,206,538    7,206,538
     Loans held for sale          149,026,308   152,695,618    181,058,139   186,968,362   216,728,004  218,268,448
     Accrued interest receivable      269,688       269,688        353,944       353,944       470,572      470,572
     Derivatives                    1,562,088     1,562,088      1,078,740     1,078,740       763,788      763,788

LIABILITIES
     Due to bank                 (21,412,516)  (21,412,516)   (34,849,016)  (34,849,016)  (32,604,902) (32,604,902)
     Notes payable               (51,707,477)  (51,707,477)   (48,249,353)  (48,249,353)  (70,685,820) (70,685,820)
     Repurchase agreements       (56,734,911)  (56,734,911)   (82,987,994)  (82,987,994) (109,594,673) (109,594,673)
     Accrued interest payable       (140,000)     (140,000)      (147,300)     (147,300)     (260,300)    (260,300)
     Derivatives                  (3,854,040)   (3,854,040)    (2,515,502)   (2,515,502)           (-)          (-)

     OFF-BALANCE SHEET
     COMMITMENTS
     Commitments to fund
        residential mortgage
        loans at fixed rates              N/A           N/A            N/A           N/A             -      209,496


The methods and assumptions used to estimate the fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, accounts receivable and payable, due to bank, notes payable and repurchase agreements.

Fair value of loans held for sale is based on sales commitments or secondary market quotes for the related loans or similar loans. Derivatives include US Treasury options, forward contracts and rate lock commitments. Option fair value is based on market prices or dealer quotes. Forward contracts are valued at the amount payable or receivable to/from the counterparty to settle the contracts. The fair value of commitments to fund loans (rate lock commitments) is determined as described in Note 1 under "Loans Held for Sale and Related Derivatives".


NOTE 15 - LITIGATION AND CLAIMS

         Chandler, et al., v. Hilton Mortgage Corporation and Washtenaw Mortgage Co., Civil Action No. 94-A-1418-N, U.S. District Court for the Middle District Alabama ("Chandler"). On November 4, 1994, Washtenaw was named as a defendant in a class action lawsuit relating to its method of calculating finance charges in lending disclosures required by the Federal Truth in Lending Act ("TILA"). The complaint was subsequently amended to remove the TILA claim and add a claim under the Real Estate Settlement Procedures Act ("RESPA"), a request for declaratory judgment, and a fraud claim. The amended complaint alleges that the yield spread premium payments from Washtenaw to mortgage brokers were either payments for the referral of business, or duplicative payments. The suit seeks unspecified damages. HUD issued a policy statement during 2001 related to this matter. The court has denied class certification in this case. This decision is currently being appealed by the plaintiff. Washtenaw believes that it is and has been in compliance with applicable federal and state laws. Though the ultimate outcome is not known at this time, management does not currently expect a significant effect to the financial statements.

         Hearn, et al. v. Washtenaw Mortgage Co., Case No. 4:98-CV-78 (JRE), U.S. District Court for the Middle District of Georgia. On February 19, 1998, Washtenaw was named as a defendant in a class action lawsuit alleging that the yield spread premium payments from Washtenaw to mortgage brokers were either payments for the referral of business, or duplicative payments. The suit seeks unspecified damages. On June 22, 1998, Washtenaw filed its answer denying all liability, asserting affirmative defenses, and further asserting that a class should not be certified. Management is currently in process of attempting to settle this case for a nominal amount prior to trial. Washtenaw believes that it is and has been in compliance with applicable federal and state laws. Though the ultimate outcome is not known at this time, management does not currently expect a significant effect to the financial statements.

         Hearn, et al. v. Washtenaw Mortgage Co., Case No. 02-60093, U.S. District Court for the Eastern District of Michigan, Southern Division. Washtenaw was named as a defendant in this case based on the assertion that Washtenaw engaged in the unauthorized practice of law by virtue of drafting loan documents. The Michigan Supreme Court recently ruled that lenders in similar situations have not engaged in the unauthorized practice of law. Management is currently in process of attempting to settle this case for a nominal amount prior to trial. Though the ultimate outcome is not known at this time, management does not currently expect a significant effect to the financial statements.

         Webb, et al. v. Washtenaw Mortgage Co., Case No. 01C38, The litigation, pending in West Virginia state court, asserts that WMC and others conspired to take advantage of borrowers through predatory lending practices such as inflating appraisals, not properly disclosing fees and charges, etc. The class which plaintiffs have asked the court to certify consists of persons who signed loan agreements in West Va. with WMC, arranged by a broker, First Security, during the last five years, with contracts on loan forms provided by WMC. The class (as proposed by the plaintiffs) is thus limited in number. The hearing on class certification will be held in the Fall of 2003. At this time, management cannot express an opinion on the impact of this case or the ultimate outcome of this matter and no liability has been established.

In the normal course of business Washtenaw sells mortgage loan servicing rights. As part of this process, Washtenaw is required to forward certain loan documents to the purchaser of the mortgage loan servicing rights. These documents include the final title policy, the recorded mortgage and the assignment of mortgage, and the ability to forward these documents is dependent upon the involvement of third parties. During 2002, Washtenaw was billed nearly $2.5 million in penalties for failure to deliver documents under one sales contract. The contract states that Washtenaw will not be penalized if the failure to deliver is due to events beyond their control and Washtenaw has exercised a reasonable good faith effort to fulfill its obligations. Washtenaw has disputed these penalty assessments and is of the opinion that it has not violated any of the terms of the contract. No legal proceedings have been commenced related to this claim and no penalties have been paid. Washtenaw continues to pursue the resolution of all remaining documents. Washtenaw believes it has complied with the terms of the contract and that it will resolve all remaining document exceptions. Management has concluded that a loss is not probable and no liability has been established.

In the normal course of business, Washtenaw receives requests to repurchase loans due to alleged underwriting deficiencies. Once a loan repurchase request has been received, Washtenaw provides a rebuttal, if applicable; however it has been the Company's experience that repurchase is probable once a repurchase request is received. Repurchases are often done as an accommodation to the purchaser to ensure a positive relationship going forward. As a result, Washtenaw adjusts the estimated loss accrual at the time the repurchase request is received. As of September 30, 2003, 78 loans with a total principal balance of $6.6 million are pending possible repurchase (unaudited). Typically, these loans are non-performing. Washtenaw continues the rebuttal of these loans on a loan by loan basis. Management believes the liability established is sufficient to cover the estimated losses on the loans subject to repurchase.


NOTE 16 - STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Washtenaw plans to maintain a Stock Option and Incentive Plan (the "Plan"), subject to the appropriate approvals. The Plan is expected to make available 440,000 shares (adjusted for stock dividends and splits) of Washtenaw's common stock for grant through stock options to key employees and non-employee directors of Washtenaw. Each option granted under the Plan will vest as specified by the Compensation Committee and will have a term of not more than ten years. The exercise price of options granted will be at least equal to market value at the date of grant, and, therefore, no compensation expense will be recorded for options granted.

The Plan will also provide for granting of stock appreciation rights ("SARS"). SARS may be granted in connection with any or all of the stock options that may be granted subject to certain conditions and limitations imposed by the Stock Option Committee. The exercise of a SAR will entitle the holder to payment from Washtenaw of an amount equal to the difference between the fair value of such shares on the date the SAR was originally granted and the fair value of such shares at the exercise date of the SAR. This payment may be made in cash, in shares or partly in each.

NOTE 17 - EARNINGS PER SHARE

The following summarizes the computation of earnings per share. There are presently no potentially dilutive securities outstanding.


                                                        Septmber 30,                       December 31,
                                                     2003          2002
                                                 (unaudited)   (unaudited)      2002          2001           2000
                                                 --------------------------- ------------ -------------- -------------
         Basic earnings (loss) per share
                Net income (loss)                   9,898,960     $ 583,636    2,203,303      6,754,123     (646,236)
                Weighted average shares
         outstanding                                4,463,221     4,463,221    4,463,221      4,463,221     4,463,221
                                                 ------------- ------------- ------------ -------------- -------------
         Basic earnings (loss) per share                 2.22          0.13         0.49           1.51        (0.14)
                                                 ============= ============= ============ ============== =============



NOTE 18 - PLANNED DISTRIBUTION

Pelican Financial, the parent company of Washtenaw, plans to distribute all of the outstanding shares of Washtenaw to the holders of Pelican Financial common stock on a share for share basis. Upon completion of the distribution, which is expected in the fourth quarter of 2003, Washtenaw will no longer be a subsidiary of Pelican Financial. During the periods presented in the financial statements, Pelican Financial did not incur any expenses on behalf of Washtenaw and no allocation of parent company expenses has been reflected in these financial statements.

Following the distribution certain individuals will serve as officers of both Washtenaw and Pelican Financial. Their salaries and all other compensation will be paid by Washtenaw. Pelican Financial will reimburse Washtenaw, as part of the transitional services agreement, for time spent on Pelican Financial matters. Prior to the distribution, Pelican did not reimburse Washtenaw for these services. After the distribution, officers and other employees providing services to both companies will be required to maintain records of their time spent on the affairs of each company as a basis for determining the reimbursements.

The following table provides unaudited proforma information for Washtenaw assuming the transitional services agreement was in effect for all periods presented. The amounts included represents management's estimate of the amount of reimbursement that would have been received during these periods had the transitional services agreement existed.

These amounts are based on past experience of time spent on Pelican Financial matters, and are primarily for accounting, human resources and senior management services. A tax rate of 34% was assumed for all periods.


                           Nine Months        Nine Months
                         Ended September    Ended September
                            30, 2003           30, 2002
                           (unaudited)        (unaudited)                    Years ended December 31,
                           -----------        ----------
                                                                    2002               2001               2000
                                                                    ----               ====               ----
Income before tax and
cumulative effect, as
reported                      $15,023,961           $310,049         $2,737,820        $10,896,154         $(969,685)
Transitional services
reimbursement
adjustment (unaudited)            174,656            168,749            224,999            207,130            198,134
                                  -------            -------            -------            -------            -------
Adjusted income
before tax and
cumulative effect              15,198,617            478,798          2,962,819         11,103,284          (771,551)
Adjusted income taxes
(unaudited)                     5,184,384            197,237          1,024,466          3,791,960          (256,083)
                                ---------            -------          ---------          ---------          ---------
Adjusted income
before  cumulative
effect                        $10,014,233           $281,561         $1,938,353         $7,311,324         $(515,468)
                              ===========           ========         ==========         ==========         ==========
Income before
cumulative effect, as
reported                       $9,898,960           $170,187         $1,789,854         $7,174,618         $(646,236)
                               ==========           ========         ==========         ==========         ==========


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                 Earnings/(Loss)
                                           Income/(Loss)     Per Share
                                              Before          Before
                                            Cumulative      Cumulative
                                             Effect of       Effect of
                                  Net        Change in       Change in
                   Interest    Interest     Accounting      Accounting
                    Income      Income       Principle       Principle
                                                                            Net Income
2003
First Quarter      $3,062,016  $1,522,439      $2,659,024          $ 0.60     $2,659,024
Second Quarter      3,997,157   2,040,038       3,405,590            0.76      3,405,590
Third Quarter       3,865,346   1,986,821       3,834,346            0.86      3,834,346

2002
First Quarter      $3,506,416  $2,089,901      $3,028,254          $ 0.68     $3,028,254
Second Quarter      1,955,678     936,998     (1,496,495)          (0.34)    (1,496,495)
Third Quarter       2,395,754   1,041,524     (1,361,572)          (0.30)      (948,123)
Fourth Quarter      3,542,706   1,738,147       1,619,667            0.36      1,619,667

2001
First Quarter      $2,733,262    $736,088       $ 100,224          $ 0.02     $(320,271)
Second Quarter      4,195,422   1,598,290       2,315,751            0.52      2,315,751
Third Quarter       3,723,859   1,613,493         694,860            0.16        694,860
Fourth Quarter      4,028,007   2,338,681       4,063,783            0.91      4,063,783

2000
First Quarter      $1,626,811    $509,649      $(110,546)        $ (0.02)     $(110,546)
Second Quarter      2,173,088     551,606       (171,987)          (0.04)      (171,987)
Third Quarter       2,010,942     436,365       (186,435)          (0.04)      (186,435)
Fourth Quarter      1,895,813     318,129       (177,268)          (0.04)      (177,268)




The large fluctuations in net income during 2001 and 2002 are the result of declining mortgage interest rates resulting in fluctuations in loan sale volume, loan servicing right valuation adjustments and derivative fair value adjustments.